Exhibit 22.1

ARRANGEMENT

involving

MAGNA INTERNATIONAL INC.,

MAGNA E-CAR SYSTEMS L.P.,

THE STRONACH TRUST,

AND THE OTHER PARTIES NAMED

IN THE PLAN OF ARRANGEMENT

NOTICE OF SPECIAL MEETING

OF HOLDERS OF

CLASS A SUBORDINATE VOTING SHARES AND CLASS B SHARES OF

MAGNA INTERNATIONAL INC.

TO BE HELD ON JUNE 28, 2010

MANAGEMENT INFORMATION CIRCULAR/

PROXY STATEMENT

These materials are important and require your immediate attention. They require shareholders to make important decisions. If you are in doubt as to how to make such decisions, please contact your financial, legal or other professional advisor.

If you have any questions or require more information, please contact the Laurel Hill Advisory Group by e-mail at assistance@laurelhill.com or by telephone at 1-888-348-2398 (toll-free within Canada or the U.S.) or 416-637-4661 (for collect calls outside Canada and the U.S.).

May 31, 2010

Magna International Inc. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-7164

May 31, 2010

Dear Shareholder:

On behalf of both our Board of Directors and Management, we are pleased to invite you to attend a special meeting (the “Meeting”) of holders of Class A Subordinate Voting Shares and Class B Shares of Magna International Inc. (“Magna”). The Meeting will be held at 10:00 a.m. (Toronto time) on June 28, 2010 at The Westin Prince Hotel, in the Prince North Ballroom, 900 York Mills Road, Toronto, Ontario.

Elimination of Dual Class Share Structure

The purpose of the Meeting is to consider and vote upon a special resolution to approve a reorganization of Magna that would result in the elimination of Magna’s dual class share structure by way of a court-approved plan of arrangement (the “Arrangement”). If the Arrangement is approved and completed, Magna would purchase for cancellation all of the 726,829 issued and outstanding Class B Shares, and the Stronach Trust would indirectly receive 9,000,000 newly issued Class A Subordinate Voting Shares and US$300 million in cash.

Immediately following the Arrangement, Magna would have a single class of voting equity securities (the Class A Subordinate Voting Shares, which would be renamed “common shares”), each having one vote per share, and the Stronach Trust would indirectly hold 7.44% of the outstanding shares of such class.

Vehicle Electrification Joint Venture

If approved and completed, the Arrangement would also create a joint venture between affiliates of Magna and the Stronach Trust. The proposed joint venture would be structured as a partnership, the principal business of which would be:

•	the design and engineering and the development and integration of electric and hybrid-electric vehicles of any type, including cars, vans, trucks, golf carts and bicycles;

•	the development, testing and manufacture of batteries and battery packs for electric and hybrid-electric vehicles; and

•

ancillary activities in connection with electric vehicle technologies, including the design, manufacture and sale of range extenders and other systems, components and modules for electric and hybrid-electric vehicles.

Magna would indirectly invest US$220 million for a 73.33% interest in the partnership. Magna’s investment would include the transfer of the net assets of Magna’s recently established E-Car Systems operating group and certain other vehicle electrification assets and the balance in cash. The Stronach Trust would indirectly invest US$80 million in cash for a 26.67% interest and would have effective control of the partnership through the right to appoint three of the five members of the management committee of general partners, with Magna having the right to appoint the remaining two members. Magna would also have effective veto rights in respect of certain fundamental changes and specified business decisions.

Amendments to Consulting Agreements with Frank Stronach

Conditional upon the completion of the Arrangement, certain amendments would be made to the consulting, business development and business services agreements currently in place between Magna and certain of its affiliates and Mr. Frank Stronach and certain of his affiliated entities. These agreements would be amended to extend the expiry date of each agreement from December 31, 2010 to December 31, 2014, after which time each agreement would terminate. The annual fees payable under each of the amended agreements would continue to be determined with reference to a percentage of Magna’s Pre-Tax Profits Before Profit Sharing (as defined in the Corporate Constitution contained in Magna’s Restated Articles of Incorporation), but the aggregate percentage would be reduced over the course of a transition period. Magna believes the amended consulting agreements will provide certainty regarding the future of its consulting arrangements with Mr. Stronach and provide a transitional period during which Magna will continue to benefit from Mr. Stronach’s strategic advisory services.

Unlocking Value

Magna believes the Arrangement, if approved, has the potential to unlock significant share value for its shareholders and establish a stronger foundation for its continued and long-term success. Among other things, the Arrangement is expected to:

•	reduce or eliminate any trading discount of Magna’s Class A Subordinate Voting Shares associated with Magna’s dual class share structure;

•	enhance the liquidity and marketability of Magna’s shares;

•	address the concern expressed by some holders of Class A Subordinate Voting Shares as to the alignment of interests of all shareholders;

•	allow each shareholder to have a voting interest that is proportionate to the holder’s equity ownership interest;

•	eliminate the ability of the holders of Class B Shares to sell control of Magna without any consideration being paid to the holders of Class A Subordinate Voting Shares; and

•	enable Magna to share the investment risk and benefit from the strong and visionary leadership of Mr. Stronach in connection with the vehicle electrification joint venture.

Since the announcement of the transaction on May 6, 2010, the trading price and the trading volume of the Class A Subordinate Voting Shares have increased from pre-announcement levels. Pre-announcement and post-announcement market price and trading volume data is provided in the Circular (as defined below).

The Meeting and Proxy Solicitation

Accompanying this letter are the Notice of Special Meeting of Shareholders, the Management Information Circular/Proxy Statement (the “Circular”) and a form of proxy or Voting Instruction Form for the Meeting (depending on whether you are a registered or beneficial owner of shares). The Circular contains important information about the Arrangement.

In order to proceed, in addition to court approval, the Arrangement must be approved at the Meeting by:

•	at least a simple majority of the votes cast by the disinterested “minority” holders of Class A Subordinate Voting Shares, voting separately as a class;

•	at least two-thirds of the votes cast by the holders of Class A Subordinate Voting Shares and Class B Shares, voting together as a class; and

•	at least two-thirds of the votes cast by the holder of Class B Shares, voting separately as a class.

The Stronach Trust has agreed that it will vote, or cause to be voted, all the Class B Shares in favour of the Arrangement.

If you are a registered shareholder and are unable to attend the Meeting in person, we encourage you to vote by completing and returning the enclosed form of proxy in accordance with the instructions in the Circular and the proxy.

If you are not a registered shareholder, but instead hold your shares through an intermediary, such as a securities dealer, broker, bank, trust company or other nominee, you will receive a Voting Instruction Form regarding how to vote your shares. Please carefully follow the instructions set out in any communication provided by your intermediary.

If you are an employee of Magna who participates in one of our deferred profit sharing plans, you will receive separate instructions from Magna’s transfer agent regarding how to vote the Class A Subordinate Voting Shares representing your beneficial interest in such plan. Please carefully follow the instructions provided by Magna’s transfer agent.

The Arrangement is an important matter for the future of Magna and we encourage all shareholders to vote.

Sincerely,

(Signed) Michael D. Harris

Lead Director and

Chairman of the Special Committee

MAGNA INTERNATIONAL INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Date:	June 28, 2010

Time:	10:00 a.m. (Toronto time)

Place:	The Westin Prince Hotel
Prince North Ballroom
900 York Mills Road
Toronto, Ontario

The Meeting is being held to:

1.	consider, pursuant to an interim order of the Ontario Superior Court of Justice (the “Interim Order”) dated May 31, 2010 and, if deemed advisable, to pass a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Appendix A to the accompanying Management Information Circular/Proxy Statement, to approve an arrangement (the “Arrangement”) under section 182 of the Business Corporations Act (Ontario) involving Magna International Inc. (“Magna”), the holders of Magna’s Class A Subordinate Voting Shares, the holder of Magna’s Class B Shares, the Stronach Trust, 446 Holdings Inc., Magna E-Car Systems L.P. and the other parties named in the plan of arrangement, and the transactions contemplated by the Transaction Agreement dated May 6, 2010 among Magna, 446 Holdings Inc. and the Stronach Trust; and

2.	transact such other business as may properly be brought before the Meeting and any postponement(s) or adjournment(s) thereof.

As a holder of record of Magna Class A Subordinate Voting Shares or Class B Shares at the close of business on May 25, 2010, you are entitled to receive notice of and vote at the Meeting.

The full text of the plan of arrangement implementing the Arrangement and the Interim Order are attached as Appendix B and Appendix C, respectively, to the accompanying Management Information Circular/Proxy Statement.

Accompanying this Notice of Meeting is Magna’s Management Information Circular/Proxy Statement, which contains more information on the matters to be addressed at the Meeting. If you are unable to attend the Meeting and want to ensure that your shares are voted, please complete, sign, date and return your proxy so that it reaches Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, Canada M5J 2Y1, Attention: Proxy Department, not later than 5:00 p.m. (Toronto time) on June 24, 2010 or, if the Meeting is adjourned or postponed, not later than 48 hours, excluding Saturdays, Sundays and holidays, prior to any adjournment or postponement of the Meeting. For further information, refer to “How to Vote Your Shares” in the accompanying Management Information Circular/Proxy Statement.

If you have any questions or need assistance regarding the completion and delivery of your proxy, please contact our proxy solicitation agent, Laurel Hill Advisory Group by e-mail at assistance@laurelhill.com or by telephone at 1-888-348-2398 (toll-free within Canada or the United States) or 416-637-4661 (for collect calls outside Canada and the U.S.).

By Order of the Board of Directors.

(Signed) Bassem A. Shakeel
Secretary

May 31, 2010

Aurora, Ontario

MAGNA INTERNATIONAL INC.

MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT

This Circular is furnished in connection with the solicitation of proxies by and on behalf of the Management of Magna. The accompanying form of proxy is for use at the Meeting and at any adjournment(s) or postponement(s) of the Meeting and for the purposes set forth in the accompanying Notice of Meeting. In this Circular, references to Magna are to Magna International Inc. and references to the Magna Group are to Magna and its subsidiaries.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

Magna is a corporation existing under the laws of the Province of Ontario, Canada. The solicitation of proxies and the transactions contemplated in this Circular involve securities of a Canadian issuer and are being effected in accordance with Canadian corporate and securities laws. The proxy solicitation rules under the United States Securities Exchange Act of 1934 are not applicable to Magna or this solicitation and, accordingly, this solicitation is not being effected in accordance with such rules. Shareholders should be aware that disclosure requirements under Canadian laws may be different from such requirements under U.S. securities laws. Shareholders should also be aware that requirements under Canadian laws may differ from requirements under U.S. corporate and securities laws relating to U.S. corporations.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the facts that Magna exists under the laws of the Province of Ontario, that some or all of its officers and directors are not residents of the United States and that all or a substantial portion of its assets may be located outside the United States. You may not be able to sue an Ontario corporation or its respective officers or directors in a Canadian court for violations of U.S. securities laws. It may be difficult to compel an Ontario corporation and its affiliates to subject themselves to a judgment by a U.S. court.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

NOTICE TO PARTICIPANTS IN MAGNA’S CANADIAN AND U.S. DPSPs

Pursuant to the Interim Order, participants in Magna’s Canadian DPSP and U.S. DPSP will be entitled to vote the Class A Subordinate Voting Shares held on their behalf in such plans. Accordingly, an authorized officer of Magna will irrevocably direct Sun Life Financial Trust Inc., the trustee of the Canadian DPSP, and Delaware Charter Guarantee & Trust (conducting business under the trade name Principal Trust Company), the trustee of the U.S. DPSP, to vote the Class A Subordinate Voting Shares held in the Canadian DPSP and the U.S. DPSP, respectively, in accordance with the voting instructions of the participants in such plans. Participants in the Canadian DPSP and U.S. DPSP will receive a Voting Instruction Form from the Transfer Agent. To ensure that the Class A Subordinate Voting Shares held on your behalf by the Canadian DPSP or U.S. DPSP, as the case may be, are voted in accordance with your instructions, your completed, signed and dated Voting Instruction Form must be received by the Transfer Agent in accordance with procedures set out in the Voting Instruction Form. If you have any questions or require assistance in completing your Voting Instruction Form, contact the Transfer Agent as specified on such form.

(i)

NOTICE TO PARTICIPANTS IN MAGNA’S U.K., AUSTRIAN AND GERMAN PLANS

Pursuant to the Interim Order, participants in Magna’s U.K. DPSP, U.K. SIP, Austrian DPSP and German DPSP will be entitled to vote the Class A Subordinate Voting Shares held on their behalf in such plans. If you are a participant in the U.K. DPSP, U.K. SIP, Austrian DPSP or German DPSP, you will receive voting instructions from the Transfer Agent. To ensure the Class A Subordinate Voting Shares held on your behalf by the U.K. DPSP, U.K. SIP, Austrian DPSP or German DPSP, as the case may be, are voted in accordance with your instructions, you must follow the procedures set out in the forms provided to you by the Transfer Agent. If you have any questions or require assistance in completing such forms, contact the Transfer Agent as indicated on such forms.

CURRENCY

Except where otherwise indicated, all dollar amounts set forth in this Circular are expressed in U.S. dollars and “$” shall mean U.S. dollars. The following table sets forth: (i) the noon rates for the Canadian dollar, expressed in Canadian dollars (Cdn.$) per U.S. dollar, in effect at the end of the periods indicated; (ii) the average noon rates for such periods; and (iii) the high and low noon rates during such periods, in each case based on the rates quoted by the Bank of Canada.

Canadian Dollar per U.S. Dollar	January 1, 2010 through May 31, 2010	Year Ended December 31,
		2009	2008	2007
Noon rate at end of period	1.0462	1.0525	1.2246	0.9881
Average noon rate for period	1.0330	1.1420	1.0660	1.0748
High noon rate for period	1.0778	1.3000	1.3008	1.1853
Low noon rate for period	0.9961	1.0292	0.9711	0.9170

On May 31, 2010, the rate of exchange was Cdn.$1.0462 equals $1.00, based on the noon rate as quoted by the Bank of Canada.

FORWARD-LOOKING STATEMENTS

This Circular contains statements that constitute “forward-looking statements” within the meaning of applicable securities legislation, including, but not limited to, statements relating to the results and the potential benefits expected to be achieved from the completion of the transactions contemplated by the proposed Arrangement, including the increased marketability and improved liquidity of the Class A Subordinate Voting Shares, the potential for a reduction or the elimination of any trading discount of the Class A Subordinate Voting Shares associated with the dual class share structure of Magna, and the successful implementation and the potential opportunities and prospects of the proposed partnership between affiliates of Magna and the Stronach Trust relating to the vehicle electrification business. The forward-looking information in this Circular is presented for the purpose of providing information about Magna’s current expectations having regard for the plans and proposals relating to the transactions contemplated by the Arrangement and such information may not be appropriate for other purposes. Forward-looking statements may also include statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing, and other statements that are not recitations of historical fact. We use words such as “may”, “would”, “could”, “should”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “outlook”, “project”, “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements. Any such forward-looking statements are based on information currently available to us, and are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a

(ii)

number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict, including, without limitation, risks, assumptions and uncertainties related to: the consummation of the Arrangement, including, shareholder approval, Court approval, the satisfaction or waiver of the conditions to complete the transactions contemplated by the Arrangement, and the termination of the transaction agreements; future growth prospects for electric vehicles; the market value and trading price of the Class A Subordinate Voting Shares; and other factors set out in this Circular and in our Annual Information Form filed with securities commissions in Canada and our Annual Report on Form 40-F filed with the SEC, and subsequent filings. In evaluating any forward-looking statements in this Circular, we caution readers not to place undue reliance on any forward-looking statements. Readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by our forward-looking statements. Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements contained in this Circular to reflect subsequent information, events, results or circumstances or otherwise.

INFORMATION CONTAINED IN THIS CIRCULAR

No person has been authorized to give information or to make any representations in connection with the Arrangement other than those contained or incorporated by reference in this Circular and, if given or made, any such information or representations should not be relied upon in making a decision as to how to vote on the Arrangement Resolution or be considered to have been authorized by Magna, Frank Stronach, the Stronach Trust or any of the partners proposing to form Magna E-Car Systems L.P.

All information relating to any of the Stronach Trust, 445, 446, 447 or any of their respective affiliates (other than Magna and its subsidiaries) contained in this Circular has been provided to Magna by each of those respective parties. The Magna Board has relied upon this information without having made independent inquiries as to the accuracy or completeness thereof; however, it has no reason to believe that any such information is misleading or inaccurate.

This Circular does not constitute the solicitation of a proxy by any person in any jurisdiction in which such a solicitation is not authorized or in which the person making such a solicitation is not qualified to do so or to any person to whom it is unlawful to make such a solicitation.

Shareholders should not construe the contents of this Circular as legal or financial advice and should consult with their own professional advisors in considering the relevant legal or financial and other matters contained in this Circular.

(iii)

GLOSSARY OF TERMS

The following glossary of terms used in this Circular, but not including the Appendices, is provided for ease of reference:

“445” means 445327 Ontario Limited, a corporation existing under the laws of the Province of Ontario, and a direct subsidiary of the Stronach Trust;

“446” means 446 Holdings Inc., a corporation existing under the laws of the Province of Ontario, and an indirect subsidiary of the Stronach Trust;

“447” means 447 Holdings Inc., a corporation existing under the laws of the Province of Ontario, and an indirect subsidiary of the Stronach Trust;

“affiliate” has the meaning given to it in National Instrument 45-106 – Prospectus and Registration Exemptions;

“Amended Consulting Agreements” means the Consulting Agreements, as amended in accordance with the amendments contemplated by the Transaction Agreement;

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Transaction Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Resolution” means the special resolution of the Shareholders approving the Plan of Arrangement, and the transactions contemplated by the Transaction Agreement, to be considered at the Meeting, substantially in the form of Appendix A to this Circular;

“Articles of Arrangement” means the articles of arrangement of Magna in respect of the Arrangement that are required by the OBCA to be filed with the Director after the Final Order is made in order for the Arrangement to become effective;

“Austrian DPSP” means the Magna International Austrian Employees’ Share Award Plan;

“Broadridge” means Broadridge Financial Solutions, Inc.;

“Business Day” means any day on which commercial banks are generally open for business in Toronto, Ontario, other than a Saturday, a Sunday or a day observed as a statutory holiday in Toronto, Ontario;

“Canadian DPSP” means the Deferred Profit Sharing Plan for Canadian Employees of Magna International;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Subsection 183(2) of the OBCA in respect of the Articles of Arrangement;

“CIBC” means CIBC World Markets Inc.;

“Circular” means this Management Information Circular/Proxy Statement of Magna, including the Notice of Meeting and all schedules and appendices and all documents incorporated by reference in this Circular;

“Class A Subordinate Voting Share” means a Class A subordinate voting share in the capital of Magna;

“Class B Share” means a Class B share in the capital of Magna;

“Consulting Agreements” means, collectively, the Magna International Europe Consulting Agreement, the New Magna Investments Consulting Agreement, the Magna Investments Business Development Agreement and the Magna Business Services Agreement;

(iv)

“Corporate Constitution” means the corporate constitution contained in Magna’s Restated Articles of Incorporation dated August 28, 2008, a copy of which was previously filed with the Canadian securities regulatory authorities on SEDAR at www.sedar.com and with the SEC on EDGAR at www.sec.gov;

“Court” means the Superior Court of Justice (Ontario);

“Director” means the Director appointed under Section 278 of the OBCA;

“DPSPs” means, collectively, the Austrian DPSP, the Canadian DPSP, the German DPSP, the U.S. DPSP, the U.K. DPSP and the U.K. SIP;

“EBITDA” means earnings before interest, taxes, depreciation and amortization;

“E-Car” means Magna’s E-Car Systems operating group;

“E-Car Limited Partnership Agreement” means the limited partnership agreement to be entered into between Stronach GP, Magna GP and Magna LP;

“E-Car Partnership” means Magna E-Car Systems L.P., a limited partnership formed pursuant to the laws of the Province of Ontario and which will be governed by the E-Car Limited Partnership Agreement;

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System maintained by the SEC;

“Effective Date” means the date shown on the Certificate of Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“enterprise value” is a measure of an issuer’s market value, often used as an alternative to market capitalization, and means the issuer’s market capitalization plus debt, minority interest and preference shares, minus total cash and cash equivalents;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“German DPSP” means the Deferred Profit Sharing Plan for German Employees of Magna;

“Governmental Entity” means any: (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitrator or arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) self-regulatory organization or stock exchange, including the TSX and the NYSE; (iii) subdivision, agent, commission, board or authority of any of the foregoing; or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“GP units” means general partnership units in the capital of the E-Car Partnership;

“Interim Order” means the interim order of the Court in respect of the Arrangement, a copy of which is attached as Appendix C to this Circular, providing for, among other things, the calling and holding of the Meeting, as the same may be amended by the Court;

“Intermediary” means an intermediary with which a non-registered holder may deal, including banks, trust companies, securities dealers or brokers and trustees or administrators of self-directed trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans (in each case, as defined in the ITA) and similar plans, and their nominees;

(v)

“ITA” means the Income Tax Act (Canada), as amended;

“Laurel Hill” means Laurel Hill Advisory Group, Magna’s proxy solicitation agent for the Meeting;

“LP units” means limited partnership units in the capital of the E-Car Partnership;

“Magna” means Magna International Inc., a corporation existing under the OBCA, and its successors;

“Magna Board” or “Board” means the board of directors of Magna;

“Magna Business Services Agreement” means the business services agreement dated January 1, 2004 between Magna and Stronach Consulting Corp., as amended;

“Magna Electronics” means Magna’s electronic systems operating group;

“Magna GP” means Magna E-Car Systems GP Holdings Inc., an indirect wholly-owned subsidiary of Magna existing under the laws of the Province of Ontario that will be a general partner of the E-Car Partnership;

“Magna Group” means Magna and its subsidiaries, taken as a whole;

“Magna International Europe Consulting Agreement” means the consulting agreement dated August 1, 1997 between Mr. Stronach and Magna International Europe AG (as successor to Magna Holding AG), as amended;

“Magna Investments Business Development Agreement” means the business development agreement dated August 1, 1997 between Stronach & Co. (formerly Frank Stronach & Co.) and Magna International Investments S.A. (as successor to Magna Investments N.V.), as amended;

“Magna LP” means Magna E-Car Systems LP Holdings Inc., an indirect wholly-owned subsidiary of Magna existing under the laws of the Province of Ontario that will be a limited partner of the E-Car Partnership;

“Magna Powertrain” means Magna’s powertrain operating group;

“Magna Steyr” means Magna’s complete vehicle engineering and assembly group;

“Material Adverse Change” means any change, effect, event, development, occurrence or state of facts that: (i) has materially adversely affected or would reasonably be expected to materially adversely affect the business, financial condition or prospects of the Magna Group; or (ii) has materially impaired or would reasonably be expected to materially impair the ability of Magna to conduct its business in the ordinary course;

“Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Minority Class A Subordinate Voting Shareholders” means the holders of Class A Subordinate Voting Shares, other than: (i) Mr. Frank Stronach; (ii) the Stronach Trust; (iii) 445; (iv) 446; (v) 447; (vi) any related party of any of the foregoing within the meaning of MI 61-101, subject to the exceptions set out therein; (vii) any other interested party to the Arrangement within the meaning of MI 61-101; and (viii) any person that is a joint actor with any of the foregoing for the purposes of MI 61-101; for greater certainty, the Minority Class A Subordinate Voting Shareholders includes the participants in the DPSPs;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“New Magna Investments Consulting Agreement” means the consulting agreement dated August 1, 1994 between Stronach & Co. (formerly Frank Stronach & Co.) and New Magna Investments N.V. (as successor to Magna Investments N.V.), as amended;

(vi)

“Notice of Meeting” means the Notice of Special Meeting of Shareholders accompanying this Circular;

“NYSE” means the New York Stock Exchange;

“OBCA” means the Business Corporations Act (Ontario), as now in effect and as it may be amended from time to time prior to the Effective Time;

“OEM” means original equipment manufacturer;

“person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, heir, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form of Appendix B to this Circular, subject to any amendments or variations thereto made in accordance with the terms of the Transaction Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Preference Share” means a preference share in the capital of Magna;

“Pre-Tax Profits Before Profit Sharing” has the meaning given to it in the Corporate Constitution;

“Proposal” means the proposal made by certain members of executive management of Magna and subsequently presented to, reviewed and considered by, the Special Committee under which, among other things, the share capital structure of Magna would be reorganized to eliminate the Class B Shares thereby leaving Magna with a single class of voting equity shares;

“PwC” means PricewaterhouseCoopers LLP;

“SEC” means the United States Securities and Exchange Commission;

“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian securities regulatory authorities;

“Shareholders” means, collectively, the holders of Class A Subordinate Voting Shares and Class B Shares;

“Special Committee” means the special committee of independent directors of the Magna Board constituted to consider, and make recommendations to the Magna Board regarding, the transactions contemplated by the Proposal;

“Stronach GP” means Magna Vita Inc., an indirect, wholly-owned subsidiary of 446 that will enter into the E-Car Limited Partnership Agreement, as a general partner of the E-Car Partnership, pursuant to the Plan of Arrangement;

“Stronach Trust” means certain trusts existing under the laws of the Province of Ontario, and their successors, of which Mr. Frank Stronach and certain members of his immediate family are trustees and members of the class of potential beneficiaries;

“subsidiaries” has the meaning given to it in National Instrument 45-106 – Prospectus and Registration Exemptions;

“Transaction Agreement” means the transaction agreement dated May 6, 2010 among Magna, 446 and the Stronach Trust, a copy of which was previously filed with the Canadian securities regulatory authorities on SEDAR at www.sedar.com and with the SEC on EDGAR at www.sec.gov, and any amendments thereto;

(vii)

“Transfer Agent” means Computershare Trust Company of Canada;

“TSX” means the Toronto Stock Exchange;

“U.K. DPSP” means the Magna International U.K. General Employee Benefit Trust;

“U.K. SIP” means, collectively, the Magna International UK Share Incentive Plan, Decoma International Share Incentive Plan and Intier Automotive UK Share Incentive Plan; and

“U.S. DPSP” means the Magna Group of Companies Retirement Savings Plan (U.S.).

(viii)

INFORMATION REGARDING THE MEETING

Date, Time and Place of Meeting

This Circular is being provided to Shareholders in connection with the Special Meeting of Shareholders to be held on Monday, June 28, 2010 commencing at 10:00 a.m. (Toronto time) at The Westin Prince Hotel, in the Prince North Ballroom, 900 York Mills Road, Toronto, Ontario.

Record Date

May 25, 2010 is the record date for the Meeting (the “Record Date”).

Only Shareholders of record as of the close of business on the Record Date are entitled to receive notice of and to attend (in person or by proxy) and vote at the Meeting.

Special Business to be Conducted at the Meeting

At the Meeting, Shareholders will be asked to consider and, if determined advisable, to approve the Arrangement Resolution. The full texts of the Arrangement Resolution and the form of Plan of Arrangement are attached as Appendix A and Appendix B, respectively, to this Circular.

Votes

Each Class A Subordinate Voting Share is entitled to one vote per share and each Class B Share is entitled to 300 votes per share at the Meeting.

Required Shareholder Approvals

At the Meeting, holders of Class A Subordinate Voting Shares and Class B Shares will be asked to vote to approve the Arrangement Resolution. The approval of the Arrangement Resolution will require the affirmative vote of:

•	at least a simple majority of the votes cast by the Minority Class A Subordinate Voting Shareholders, voting separately as a class;

•	at least two-thirds of the votes cast by the holders of Class A Subordinate Voting Shares and Class B Shares, voting together as a class; and

•	at least two-thirds of the votes cast by the holder of Class B Shares, voting separately as a class,

in each case, based on the votes cast by Shareholders present in person or represented by proxy at the Meeting.

Form of Proxy and Voting Instruction Form

If you are a holder of Class A Subordinate Voting Shares or Class B Shares, you are entitled to vote your shares in respect of the Arrangement Resolution. You will have received a form of proxy or Voting Instruction Form together with this Circular in respect of such shares. See “How to Vote Your Shares”.

HOW TO VOTE YOUR SHARES

Your vote is important. Please read the information below, then vote your shares, either by proxy or in person at the Meeting.

How you vote your shares depends on whether you are a registered Shareholder or a non-registered Shareholder. In either case, there are two ways you can vote at the Meeting — by appointing a proxyholder or by attending in person, although the specifics may differ slightly.

Registered Shareholders: You are a registered Shareholder if your name is recorded in Magna’s shareholder register and you hold one or more share certificates which indicate your name and the number of Class A Subordinate Voting Shares or Class B Shares which you own. As a registered Shareholder, you will receive a form of proxy from the Transfer Agent representing the shares you hold. If you are a registered Shareholder, please refer to “How to Vote — Registered Shareholders”.

Non-Registered Shareholders: You are a non-registered Shareholder if a securities dealer, broker, bank, trust company or other nominee holds your shares for you, or for someone else on your behalf. As a non-registered Shareholder, you will most likely receive a Voting Instruction Form from either the Transfer Agent or Broadridge, although in some cases you may receive a form of proxy from the securities dealer, broker, bank, trust company or other nominee holding your shares. If you are a non-registered Shareholder, please refer to “How to Vote — Non-Registered Shareholders”.

This Circular is furnished in connection with the solicitation of proxies by Magna Management for use at the Meeting (or any adjournment(s) or postponement(s) thereof) to be held at the time and place and for the purposes set out in the accompanying Notice of Meeting. This Circular, the Notice of Meeting and the accompanying form of proxy are being mailed on or about June 2, 2010 to Shareholders of record as of the close of business on the Record Date. Magna will bear all costs associated with the preparation and mailing of this Circular, the Notice of Meeting and the accompanying form of proxy, as well as the costs of the solicitation of proxies. The solicitation will be primarily by mail. However, officers and regular employees of Magna may also solicit proxies (but not for additional compensation) personally, by telephone or other means of electronic transmission. Banks, brokerage houses and other custodians and nominees or fiduciaries will be requested to forward proxy solicitation material to their principals and to obtain authorizations for the execution of proxies, and will be reimbursed for their reasonable expenses in doing so. Magna has retained Laurel Hill to solicit proxies from Shareholders. Laurel Hill will be paid a fixed fee of Cdn.$30,000 plus out-of-pocket expenses plus a “per-call” fee of Cdn.$6.00 for each telephone call made by Shareholders to Laurel Hill or by Laurel Hill to Shareholders in connection with the solicitation.

How to Vote — Registered Shareholders

If you are a registered Shareholder, you may either vote by proxy or in person at the Meeting.

Appointment of Proxyholder

If you choose to vote by proxy, you are giving the person (referred to as a “proxyholder”) or the persons named on your form of proxy the authority to vote your shares on your behalf at the Meeting (including any adjournments or postponements). You may indicate on the form of the proxy how you want your proxyholder to vote your shares, or you can let your proxyholder make that decision for you. If you do not specify on the form of proxy how you want your shares to be voted, your proxyholder will have the discretion to vote your shares as such proxyholder sees fit.

If you have not appointed a proxyholder in place of the persons whose names are pre-printed on the form of proxy and have not specified how you want your shares to be voted, your shares will be voted FOR approval of the Arrangement Resolution.

The form of proxy accompanying this Circular gives the proxyholder discretion with respect to any amendments or changes to matters described in the Notice of Meeting and with respect to any other matters which may properly come before the Meeting (including any adjournments or postponements). As of the date of this Circular, Magna is not aware of any amendments, changes or other matters to be addressed at the Meeting.

Submitting Votes by Proxy

There are four different ways you can submit your vote by proxy — by phone, internet, mail or fax, in accordance with the instructions on the form of proxy.

If you are voting by phone or internet, you will require the Control Number, Holder Account Number and Access Number which have been pre-printed on your form of proxy.

The persons whose names have been pre-printed on your proxy form are all directors and/or officers of Magna and they will vote your shares unless you appoint someone else to be your proxyholder. You have the right to appoint someone else (who need not be a Shareholder) as your proxyholder, however, if you do, that person must vote your shares in person on your behalf at the Meeting. To appoint someone other than Magna’s directors and/or officers as your proxyholder, insert the person’s name in the blank space provided on the form of proxy or, alternatively, complete, sign and submit another proper form of proxy naming that person as your proxyholder.

A proxy submitted by mail or fax must be in writing, dated the date on which you signed it and be signed by you (or your authorized attorney). If such a proxy is being submitted on behalf of a corporate shareholder, the proxy must be signed by an authorized officer or attorney of that corporation. If a proxy is not dated, it will be deemed to bear the date on which it was sent to you.

If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet vote is received by the Transfer Agent not later than 5:00 p.m. (Toronto time) on June 24, 2010 (or not later than 48 hours, excluding Saturdays, Sundays and holidays, prior to any adjournment or postponement of the Meeting).

Voting in Person

If you attend in person, you do not need to complete or return your form of proxy. When you arrive at the Meeting, a representative of the Transfer Agent will register your attendance before you enter the Meeting.

If you vote in person at the Meeting and had previously completed and returned your form of proxy, your proxy will be automatically revoked and any votes you cast on a poll at the Meeting will count.

Revoking a Vote Made by Proxy

You have the right to revoke a proxy with respect to any matter on which a vote has not already been cast. In order to do so, you must take ONE of the following actions:

•	vote again by phone or internet before 5:00 p.m. (Toronto time) on June 25, 2010 (or before 5:00 p.m. on the last Business Day prior to any adjournment or postponement of the Meeting);

•

deliver another completed and signed form of proxy, dated later than the first form of proxy, by mail or fax such that it is received by the Transfer Agent before 5:00 p.m. (Toronto time) on June 25, 2010 (or before 5:00 p.m. on the last Business Day prior to any adjournment or postponement of the Meeting);

•

deliver by mail or fax to Magna a signed written notice revoking the proxy, provided it is received before 5:00 p.m. (Toronto time) on June 25, 2010 (or before 5:00 p.m. on the last Business Day prior to any adjournment or postponement of the Meeting) at the following address: Magna International Inc., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1, Attention: Secretary of Magna; or

•

deliver a signed written notice revoking the proxy to the scrutineers of the Meeting, to the attention of the Chairman of the Meeting, at or immediately prior to the commencement of the Meeting or any adjournment or postponement of the Meeting.

How to Vote — Non-Registered Shareholders

These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner and the issuer or its agent has sent these materials directly to you, your name, address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding the securities on your behalf. By choosing to send these materials directly to you, the issuer (and not the Intermediary holding the securities on your behalf) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

Submitting Voting Instructions

If you are a non-registered Shareholder and have received a Voting Instruction Form from the Transfer Agent, you must complete and submit your vote by phone, internet, mail or fax, in accordance with the instructions on the Voting Instruction Form. On receipt of a properly completed and submitted Voting Instruction Form, a legal form of proxy will be submitted on your behalf.

You must ensure that your completed, signed and dated Voting Instruction Form or your phone or internet vote is received by the Transfer Agent not later than 5:00 p.m. (Toronto time) on June 24, 2010 (or not later than 48 hours, excluding Saturdays, Sundays and holidays, prior to any adjournment or postponement of the Meeting). If a Voting Instruction Form submitted by mail or fax is not dated, it will be deemed to bear the date on which it was sent to you.

If you are a non-registered Shareholder and have received a Voting Instruction Form from Broadridge, please complete it and submit your vote by proxy in accordance with the instructions provided to you on the form by Broadridge.

In some cases, you may have received a form of proxy instead of a Voting Instruction Form, even though you are a non-registered Shareholder. Such a form of proxy will likely be stamped by the securities dealer, broker, bank, trust company or other nominee or other Intermediary holding your shares and be restricted as to the number of shares to which it relates. In this case, you must complete the form of proxy and submit it to the Transfer Agent as described above under the section titled “How to Vote — Registered Shareholders — Submitting Votes By Proxy”.

Voting in Person

If you have received a Voting Instruction Form from the Transfer Agent and wish to attend the Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form to the Transfer Agent in accordance with the instructions in the form. The Transfer Agent will send you a form of proxy giving you the right to attend the Meeting.

If you have received a Voting Instruction Form from Broadridge and wish to attend the Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form to

Broadridge in accordance with the instructions in the form. Broadridge will send you a form of proxy giving you the right to attend the Meeting.

If you have received a form of proxy and wish to attend the Meeting in person or have someone else attend on your behalf, you must insert your name, or the name of the person you wish to attend on your behalf, in the blank space provided on the form of proxy. If you are voting your shares by proxy, you must ensure that your completed and signed proxy form is received by the Transfer Agent not later than 5:00 p.m. (Toronto time) on June 24, 2010 (or not later than 48 hours, excluding Saturdays, Sundays and holidays, prior to any adjournment or postponement of the Meeting).

Revoking a Voting Instruction Form or Proxy

If you wish to revoke a Voting Instruction Form or form of proxy with respect to any matter on which a vote has not already been cast, you must contact the Transfer Agent (for Voting Instruction Forms sent to you by the Transfer Agent), Broadridge (for Voting Instruction Forms sent to you by Broadridge) or your securities dealer, broker, bank, trust company or other nominee or other Intermediary (for a form of proxy sent to you by such Intermediary) and comply with any applicable requirements relating to the revocation of votes made by Voting Instruction Form or proxy.

BACKGROUND TO THE PROPOSAL AND THE ARRANGEMENT

The following is a summary of the principal events leading up to the Proposal, the finalization of the Transaction Agreement and meetings, discussions and other actions between the parties that preceded the public announcement of the Proposal and the calling of the Meeting.

Background to the Proposal

The Stronach Trust currently has legal and effective control of Magna through its indirect ownership of all of the issued and outstanding Class B Shares. The public shareholders of Magna first approved the dual class share structure in 1978 as part of a shareholder-approved capital reorganization. The Class B Shares carry 300 votes per share representing approximately 66% of the votes attached to Magna’s outstanding voting securities, do not contain any “coat tail” protections for the holders of Class A Subordinate Voting Shares in the event of a change of control transaction involving the purchase of the Class B Shares, and do not contain any “sunset” provision pursuant to which the Class B Shares would terminate or convert into another class of shares as of a specified date.

Through the Stronach Trust’s control of the Class B Shares and the consulting and business development services performed by Mr. Frank Stronach and his associated entities, the Stronach family has been the custodian of Magna’s unique entrepreneurial corporate culture and guiding operating principles that have been critical to Magna’s long-term success. In this regard, Magna evolved from a Canadian-based, North-American focused automotive parts supplier with approximately Cdn.$128 million in sales in 1978 to the most diversified global automotive supplier with peak sales of more than $26 billion in 2007. Under Mr. Stronach’s stewardship, the Corporate Constitution was also introduced and approved by shareholders in 1984. The Corporate Constitution provides checks and balances on the voting and control power of the Class B Shares by recognizing the rights of different stakeholders of Magna, while permitting Magna to maintain its entrepreneurial environment which encourages productivity and profitability.

The Magna Board has been concerned for some time about succession issues. In the few years preceding the Russian Machines Transaction (as described below), Mr. Stronach had been approached by several potential investors and intermediaries with privatization and other restructuring proposals which could have enabled the Stronach Trust to realize significant value from its control block. None of these overtures met the approval of the Stronach Trust for a variety of reasons, including concerns and issues related to the preservation of Magna’s competitive profile for the benefit of all stakeholders and, in particular, concerns over Magna taking on any significant financial leverage.

During the fall of 2006, discussions were held with Basic Element Limited, the parent company of Russian Machines, to explore a possible framework for a privatization proposal. Again, in light of concerns regarding the assumption of significant debt in connection with any privatization proposal and given the uncertain industry outlook at that time, the privatization concept was ultimately rejected.

In August 2007, Magna, with the approval of its shareholders (including a majority of the minority holders of Class A Subordinate Voting Shares), entered into a plan of arrangement with Russian Machines, the Stronach Trust and certain members of executive management pursuant to which, among other things, Russian Machines purchased from treasury 20 million Class A Subordinate Voting Shares for approximately $1.54 billion and the Stronach Trust and Russian Machines entered into a strategic alliance. The effect of such alliance was that the Stronach Trust continued to control Magna, Russian Machines was entitled to appoint nominees for election to the Magna Board and the Stronach Trust and Russian Machines shared equally in the dividends and capital appreciation on their pooled beneficial ownership of shares of Magna (the “Russian Machines Transaction”). As part of the Russian Machines Transaction, the Stronach Trust became the indirect beneficial owner of all the outstanding Class B Shares and the voting power attached to the Class B Shares was reduced from 500 votes to 300 votes per share in order to preserve the pre-transaction voting interests between the Class A Subordinate

Voting Shares and the Class B Shares. For reasons unrelated to Magna or the Stronach Trust, this alliance was dissolved in the fall of 2008.

Since late 2008 until recently, Magna’s executive management and the Magna Board have been focused primarily on responding to the urgent challenges and opportunities presented by the significant deterioration of the global economy as a whole and the automotive industry in particular which began in the second half of 2008. With the recent signs of stabilization of the automotive industry, particularly in North America, executive management and the Board renewed their focus on Magna’s strategy for future growth, including product diversification strategies and the vehicle electrification business, which has long-term potential but carries significant risks and requires significant near-term investment. In the fall of 2009, executive management and the Corporate Governance and Compensation Committee of the Board commenced a review of potential structures and incentives relating to Magna’s vehicle electrification and product diversification strategies, including potential management co-investment rights.

In March 2010, these discussions led to a broader discussion between Mr. Stronach, Vincent J. Galifi, Executive Vice-President and Chief Financial Officer, and Jeffrey O. Palmer, Executive Vice-President and Chief Legal Officer, about succession planning and related issues. Knowing that investors and analysts had, for many years, expressed concerns regarding Magna’s dual class share structure, Messrs. Galifi and Palmer asked Mr. Stronach whether he regarded the Class B Shares as an inter-generational asset or whether he would possibly consider a transaction which would eliminate the dual class share structure as part of an overall reorganization to address succession concerns and related issues. Mr. Stronach indicated that, while he was content with the status quo, he would be willing to consider such a transaction provided it was supported by the holders of the Class A Subordinate Voting Shares and did not jeopardize Magna’s entrepreneurial culture or the key operating principles embodied in its Corporate Constitution.

In light of Mr. Stronach’s response, executive management began to develop a conceptual proposal for a possible transaction which could be value enhancing for Magna and its shareholders and acceptable to the Stronach Trust. In developing the conceptual proposal, executive management took into account various factors, including the following:

•

despite Magna’s strong operating and financial performance, the Class A Subordinate Voting Shares have traded at enterprise value to EBITDA multiples that are significantly below Magna’s industry peers (see table below);

Historical Enterprise Value / 1-Year Forward EBITDA

Average
	2001	2002	2003	2004	2005	2006	2007	‘01-’07	31-Mar-10
Johnson Controls Inc.	5.5x	5.9x	5.8x	6.7x	6.8x	8.8x	9.9x	7.1x	10.5x
Lear Corporation	4.8x	5.2x	5.0x	5.2x	5.5x	4.8x	5.1x	5.1x	5.4x
BorgWarner Inc.	5.6x	5.7x	5.3x	5.9x	5.9x	6.2x	7.9x	6.1x	9.0x
American Axle & Manufacturing Holdings, Inc.	4.9x	5.1x	4.3x	4.5x	5.0x	5.0x	4.9x	4.8x	5.3x
TRW Automotive Holdings Corp.*	N/A	N/A	N/A	4.6x	4.5x	4.6x	5.2x	4.8x	4.3x

U.S. Comparables Average	5.2x	5.5x	5.1x	5.4x	5.5x	5.9x	6.6x	5.6x	6.9x
Magna	3.7x	3.9x	4.5x	4.4x	4.1x	4.1x	4.4x	4.2x	4.6x
Magna Discount to U.S. Comparables	(1.5)x	(1.6)x	(0.7)x	(1.0)x	(1.4)x	(1.8)x	(2.2)x	(1.4)x	(2.3)x

Source: Magna, Bloomberg Financial Markets and Capital IQ.

Class A Subordinate Voting Share prices as per Bloomberg Financial Markets; capitalization as per Magna’s financial statements; consensus estimates as per Capital IQ.

Data for the years 2008 and 2009 were not considered meaningful given the significant deterioration of the global economy as a whole, and the automotive sector in particular, during those periods.

* TRW Automotive Holdings Corp. completed its initial public offering on February 2, 2004.

•	the potential positive impact on the trading price of the Class A Subordinate Voting Shares of a transaction which results in the elimination of the dual class share structure;

•	the expectation of increased marketability and improved liquidity of Magna’s equity securities following the elimination of the dual class share structure;

•

higher trading values and enhanced marketability would correspondingly enhance Magna’s ability to raise equity capital at a lower cost of capital and make equity a more attractive currency for future potential acquisitions or investments;

•

the opportunity for an orderly transition that ensures the preservation and promotion of Magna’s core values and operating philosophies notwithstanding the elimination of the dual class share structure;

•	the desirability of having Mr. Stronach continue to provide his insight and leadership to Magna through an appropriate transition period;

•

the certainty regarding the future of Magna’s consulting arrangements with Mr. Stronach and his affiliated entities resulting from a fixed expiry date and fixed annual fees payable under the Consulting Agreements;

•	the concern expressed by some holders of Class A Subordinate Voting Shares as to the alignment of interests of all Shareholders;

•	the implied value of the Stronach Trust’s control block in the Russian Machines Transaction, which was negotiated at arm’s length;

•	the implied value of the Stronach Trust’s control block reflected in the arm’s length privatization proposals previously discussed with potential investors and intermediaries;

•	Mr. Stronach’s desire for the Stronach Trust to have a continuing equity interest in Magna; and

•

Mr. Stronach’s desire to have a direct and controlling interest in Magna’s vehicle electrification business (and historical co-participation precedents within the Magna Group consistent with that objective).

On April 5, 2010, Donald J. Walker, Co-Chief Executive Officer, and Messrs. Galifi and Palmer met with Mr. Stronach to discuss a conceptual proposal involving three principal elements: (i) Magna purchasing for cancellation all the Class B Shares for consideration comprised of 9,000,000 Class A Subordinate Voting Shares and $300 million in cash; (ii) amendments to the Consulting Agreements to provide for a five year non-renewable term and fixed, annual aggregate fees; and (iii) a partnership between the Stronach Trust and Magna in respect of the vehicle electrification business.

These members of executive management indicated that, if Mr. Stronach was willing to consider such a conceptual proposal, they would advise the Magna Board so that a special committee of independent directors could be established to oversee a process of reviewing the conceptual proposal. Mr. Stronach advised that he thought the conceptual proposal could possibly lead to an acceptable transaction, but emphasized that he was content with the status quo and that he wished to retain control of Magna’s new operating group, the vehicle electrification initiative, because, in his view, it needed a “focused and strong hand” to guide it through its early and formative stages. He also indicated that he would not object to executive management working with the Magna Board to develop a more detailed proposal, but expressed his overriding concern for preserving the culture and key operating principles on which Magna had been built, particularly the Corporate Constitution, and further advised that any proposal would have to be supported by a majority of the minority holders of Class A Subordinate Voting Shares even if such a vote was not legally required.

In order to explore whether such a conceptual proposal might be achievable, at executive management’s request, a meeting of the Magna Board was called and held on April 8, 2010 at which the directors were informed of the conceptual proposal.

Special Committee Consideration and Review of the Proposal

At the April 8, 2010 meeting, the Magna Board established the Special Committee comprised of Michael D. Harris (Chair), Louis E. Lataif and Donald Resnick. The mandate of the Special Committee was to review and consider the Proposal as it was developed by executive management for submission initially to the Stronach Trust and, if acceptable to the Stronach Trust, to report to the Magna Board as to whether the Proposal should be submitted to the holders of Class A Subordinate Voting Shares for their consideration. All independent directors were invited to participate in the Special Committee process and were notified of all scheduled meetings.

The Proposal that the Special Committee initially considered included the repurchase of all of the outstanding Class B Shares for consideration comprised of 9,000,000 newly issued Class A Subordinate Voting Shares and $300 million in cash; the amendment of the consulting, business development and business services agreements between Magna and certain of its subsidiaries and Mr. Stronach and certain entities controlled by him to, among other things, extend them for a five-year, non-renewable term for fixed, aggregate annual fees; and the reorganization of Magna’s vehicle electrification business by transferring Magna’s E-Car operating group and related assets and liabilities into a limited partnership in exchange for an ownership interest in the limited partnership with the partnership to be effectively controlled by an entity associated with the Stronach Trust.

Immediately following the meeting of the Magna Board, the Special Committee held its organizational meeting. The Special Committee engaged CIBC as its independent financial advisor and Fasken Martineau DuMoulin LLP as its independent legal advisor to assist it in the performance of its work, as well as PwC as an independent financial advisor to prepare a valuation of the vehicle electrification business. The Special Committee also consulted as necessary with members of executive management of Magna and Osler, Hoskin & Harcourt LLP, legal counsel to Magna.

In conducting its review and consideration of the Proposal, the Special Committee met a total of 11 times between April 8 and May 5, 2010. In the course of its review and as the Proposal was refined, the Special Committee and its advisors made a variety of observations and commentary to executive management with respect to the key elements of the Proposal, including the procedural elements of the Proposal and certain financial terms of the Proposal. In addition, the Chair of the Special Committee met personally with both Mr. Stronach and Ms. Belinda Stronach, in their capacity as representatives of the Stronach Trust, to discuss certain key issues considered by the Special Committee concerning the financial and other terms of the Proposal.

Among other things, the Special Committee and its advisors determined that if the Proposal were to be submitted to Shareholders for their consideration, the Proposal should be subject to certain key procedural safeguards, including that it be: (i) approved by a majority of the votes cast at a special meeting by disinterested holders of Class A Subordinate Voting Shares; and (ii) carried out as a plan of arrangement which would be subject to review by a court that would consider the fairness and reasonableness of the Proposal. In addition, the Special Committee and its advisors made a variety of observations and comments with respect to certain financial terms of the Proposal, which were considered in the refinement of the Proposal.

As part of its review process, the Special Committee considered and reviewed a substantial amount of information in consultation with its legal and financial advisors, including the following:

•	potential alternatives to the Proposal, including maintaining the status quo as well as potential alternatives to specific terms of the Proposal;

•	Magna’s Restated Articles of Incorporation, including the terms of the Class B Shares and the Corporate Constitution;

•	the potential benefits to Magna which could result from the elimination of the dual class share structure;

•

a review of current and historical commentary from, among others, shareholders, analysts and institutional shareholder advisory firms regarding Magna’s dual class share structure and governance structure;

•

the stated intentions of Mr. Stronach as to the status quo and the conditions of his consideration of any Proposal, including as reflected in discussions between executive management and Mr. Stronach and between the Chair of the Special Committee and Mr. Stronach;

•

advice and information, a written preliminary report and a written final report prepared by CIBC addressed to the Special Committee summarizing the financial analysis of CIBC in connection with the proposed repurchase of the Class B Shares, including a review of historical share conversion precedents involving the elimination of a dual class share structure, a peer benchmarking review, historical market valuation of the Class A Subordinate Voting Shares and a review of the proposed repurchase of the Class B Shares, including information concerning dilution to the holders of Class A Subordinate Voting Shares resulting from the Proposal, and a sensitivity analysis on the theoretical trading value of the Class A Subordinate Voting Shares at a range of different trading multiples and reflecting the Proposal;

•	the potential metrics by which the Proposal may be assessed by Shareholders and other third parties;

•	the terms of the Consulting Agreements;

•	the potential benefits to Magna and its subsidiaries of entering into the amendments to the Consulting Agreements contemplated by the Proposal;

•	a report prepared by PwC and addressed to the Special Committee as to the estimated fair market value of the business of E-Car;

•

information provided by executive management and management of E-Car concerning the business of E-Car, including its financial performance and prospects and the financial and business implications for Magna of the proposed establishment of the E-Car Partnership;

•	Magna’s five-year business plan (through December 31, 2014) relating to the business of E-Car;

•

the proposed terms of the E-Car Partnership, including the relative control rights and equity interests of the partners, and the proposed terms of the transfer of the assets comprising the business of E-Car to the E-Car Partnership;

•	the potential benefits to Magna of the establishment of the E-Car Partnership;

•

information provided by executive management concerning the impact of the Proposal on Magna, if implemented, including information as to the potential financial impact and with respect to any material contracts to which Magna or any of its subsidiaries is a party;

•	drafts of the Transaction Agreement to be entered into by Magna to govern the Proposal;

•	potential implications for Magna in the event that the Proposal does not proceed, including if the Proposal is not approved or is announced and subsequently withdrawn; and

•	advice from the Special Committee’s independent legal advisors as to the role and duties of the Special Committee in its review of the Proposal.

The Proposal to be voted on by Shareholders developed since the original conceptual proposal was first presented to Mr. Stronach to reflect, among other things, further discussions between members of executive management and the Chair of the Special Committee and Mr. Stronach and Ms. Belinda Stronach, in their capacity as representatives of the Stronach Trust.

Determinations of the Special Committee

At a meeting of the Special Committee held on May 5, 2010, the Special Committee delivered its report to the Magna Board in which it concluded that the Magna Board should:

•	submit the Arrangement Resolution to a vote of the Shareholders at the Meeting and, in furtherance thereof, authorize Magna to enter into the Transaction Agreement; and

•

make no recommendation to Shareholders as to how they should vote in respect of the Arrangement Resolution but advise Shareholders they should take into account the considerations described below under “Factors Considered by the Special Committee”, among others, in determining how to vote in respect of the Arrangement Resolution.

Factors Considered by the Special Committee

In reaching its conclusion, the Special Committee considered a number of factors, including the following:

•

the Proposal is structured as a plan of arrangement under the OBCA requiring approval by, among others: (i) a majority of the votes cast by the Minority Class A Subordinate Voting Shareholders at a special meeting of Shareholders; and (ii) the Court after a hearing at which the Court will determine the fairness and reasonableness of the Proposal;

•	if implemented, the Proposal would result in the elimination of Magna’s dual class share structure which may provide some or all of the following benefits to Magna:

o	the trading price of the Class A Subordinate Voting Shares may increase relative to the pre-announcement trading price to the extent that the trading price reflected a discount attributable to the dual class share structure;

o	all Shareholders will have a vote in proportion to their relative equity stake in Magna, consistent with the capital structure of many of its competitors;

o	certain investors who choose not to invest, or whose investment policies prevent them from investing, in shares of corporations with dual class share structures may now consider purchasing Class A Subordinate Voting Shares, thereby potentially enhancing liquidity; and

o	the Class A Subordinate Voting Shares may be more attractive for purposes of raising capital or as acquisition currency in the future;

•

the terms of the Class B Shares contain no “coat tail” protection for the holders of the Class A Subordinate Voting Shares in the event of a change of control transaction involving the purchase of the Class B Shares;

•	there is no “sunset” provision under the terms of the Class B Shares pursuant to which the dual class share structure otherwise would terminate as of a specified date;

•	the terms of the Transaction Agreement;

•

each of Magna and the Stronach Trust retains the right to terminate the Transaction Agreement if it reasonably concludes, after discussions with the other parties to the Transaction Agreement, that shareholder approval of the Arrangement Resolution is unlikely to be received or if the Final Order is unlikely to be received before August 31, 2010;

•

the Stronach Trust has agreed to support the Proposal, subject to approval by the holders of the Class A Subordinate Voting Shares, and has confirmed that it is not willing to consider or support any alternative transaction at this time;

•	the Stronach Trust has advised that, if the Arrangement is not implemented, it is content with maintaining the status quo;

•	if the Proposal is not pursued, there is no assurance that any further proposal to eliminate the dual class share structure of Magna would be forthcoming;

•	the Amended Consulting Agreements will provide certainty to Magna and to shareholders as to the term, scope and financial terms of Mr. Stronach’s continued involvement with Magna;

•

the purchase price for the assets that comprise the E-Car Partnership would be equal to fair market value as determined by mutual agreement taking into account the valuation work conducted by PwC for the Special Committee;

•

the E-Car Partnership would mitigate the risks and expenditures that Magna would otherwise make in order to pursue the vehicle electrification business and, at the same time, provide Magna with a substantial equity stake in the business and afford Magna preferred supplier status; and

•	the Proposal is exempt from the formal valuation and minority approval requirements of MI 61-101.

In addition to the foregoing, the Special Committee considered advice from its independent legal and financial advisors, as well as Magna’s legal advisors.

The Special Committee did not make any recommendation with respect to the Proposal, including as to the fairness of the Arrangement to Magna, its Shareholders or other stakeholders or as to how Shareholders should vote their Class A Subordinate Voting Shares with respect to the Arrangement Resolution. The Special Committee is not making any such recommendation for a number of reasons, including those set out below:

•

while the Proposal, if implemented, would result in the elimination of Magna’s dual class share structure, certain of the benefits that may arise as a result were not capable of being quantified in advance, including the potential increase in the trading value of the Class A Subordinate Voting Shares if the Proposal is implemented;

•

advice from CIBC that, if Magna’s potential purchase for cancellation of all of the outstanding Class B Shares in consideration for a combination of 9,000,000 newly-issued Class A Subordinate Voting Shares and $300 million in cash were implemented, the dilution to the holders of Class A Subordinate Voting Shares (disregarding the impact of any potential change in the trading multiple for the Class A Subordinate Voting Shares as a result of the change in the capital structure) would be significantly greater than was the case for other historical transactions in which dual class share structures were collapsed. The historical transactions reviewed by CIBC were similar in some respects, but not identical, to the proposed repurchase of the Class B Shares; pursuant to the terms of its engagement with the Special Committee, CIBC did not provide a fairness opinion, adequacy opinion or formal valuation; and

•

the unique circumstances of Magna and its relationship with its founder, Mr. Stronach, and the value placed on that relationship, including Mr. Stronach’s influence on the culture and key operating principles on which Magna was founded, including the Corporate Constitution, and the significant growth and development of Magna since the implementation of Magna’s dual class share structure.

In view of the numerous factors considered in connection with its evaluation of the Proposal, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusions. The foregoing discussion of the information and factors considered and evaluated by the Special Committee is not exhaustive of all factors considered and evaluated by the Special Committee. The conclusions of the Special Committee were made after considering the totality of the information and factors.

Determination of the Magna Board

The Magna Board has determined that it is in the best interests of Magna to submit the Arrangement Resolution to a vote of the Shareholders. In making this determination, Messrs. Stronach and Walker and Ms. Belinda Stronach, having declared their interests in the Arrangement due to their direct or indirect interests in the Stronach Trust, abstained from voting. At a meeting of the Magna Board held on May 5, 2010, the Magna Board authorized Magna to enter into the Transaction Agreement. The Transaction Agreement was entered into before the opening of trading on the TSX and the NYSE on May 6, 2010.

In accordance with the report of the Special Committee, the Magna Board has authorized the submission of the Arrangement Resolution to a vote of the Shareholders. Shareholders should carefully review and consider the Arrangement and the considerations identified by the Special Committee and the Magna Board, as described above under “Factors Considered by the Special Committee”, and reach their own conclusions as to whether to vote for or against the Arrangement Resolution.

The Magna Board makes no recommendation as to how Shareholders should vote in respect of the Arrangement Resolution.

THE ARRANGEMENT

Required Shareholder Approvals

At the Meeting, holders of Class A Subordinate Voting Shares and Class B Shares will be asked to vote to approve the Arrangement Resolution. The approval of the Arrangement Resolution will require the affirmative vote of:

•	at least a simple majority of the votes cast by the Minority Class A Subordinate Voting Shareholders, voting separately as a class;

•	at least two-thirds of the votes cast by the holders of Class A Subordinate Voting Shares and Class B Shares, voting together as a class; and

•	at least two-thirds of the votes cast by the holder of Class B Shares, voting separately as a class,

in each case, based on the votes cast by Shareholders present in person or represented by proxy at the Meeting.

The Arrangement Resolution must be approved by the requisite majorities in order for Magna to seek the Final Order and implement the Arrangement on the Effective Date. Notwithstanding the approval of the Arrangement Resolution by the holders of Class A Subordinate Voting Shares and Class B Shares, Magna reserves the right not to proceed with the Arrangement in accordance with the terms of the Transaction Agreement and the Plan of Arrangement.

The Stronach Trust indirectly controls all of the outstanding 726,829 Class B Shares. The Stronach Trust has covenanted in the Transaction Agreement that it will vote, or cause to be voted, all such Class B Shares in favour of the Arrangement Resolution.

Terms of the Plan of Arrangement

The Plan of Arrangement contains steps that are intended to implement the Proposal in a tax-efficient manner. The full text of the Plan of Arrangement is attached as Appendix B to this Circular. Any summary or description of the terms and effects of the Plan of Arrangement contained in this Circular is qualified in its entirety by reference to the Plan of Arrangement.

Principal Effects of the Arrangement

If the Arrangement is approved by the Shareholders and the other conditions to the closing set out in the Transaction Agreement are either satisfied or waived, Magna will file Articles of Arrangement giving effect to the Arrangement. Pursuant to the Arrangement, among other things:

•

Magna will, directly or indirectly, acquire and cancel all of the issued and outstanding 726,829 Class B Shares beneficially owned indirectly by the Stronach Trust for consideration comprised of $300 million in cash and 9,000,000 Class A Subordinate Voting Shares (common shares) issued from treasury;

•	the Class B Shares will be removed from the authorized capital of Magna;

•	the Class A Subordinate Voting Shares will be renamed as “common shares”;

•	Magna will have a single class of outstanding voting equity securities called “common shares”;

•	each common share will carry one vote per share;

•	the Stronach Trust will beneficially own, indirectly, approximately 7.44% of the issued and outstanding common shares of Magna;

•	each holder of common shares will have a voting interest that is proportionate to the holder’s equity ownership interest;

•

the Stronach Trust will indirectly invest $80 million in cash for a 26.67% interest in the E-Car Partnership, a partnership in which Magna will have indirectly invested $220 million in assets and cash for a 73.33% interest; and

•

the Stronach Trust will, indirectly, have effective control over the E-Car Partnership through the right to appoint three of the five members of the management committee of general partners. Notwithstanding the powers of the management committee to supervise the business of the E-Car Partnership, Magna will, indirectly, have effective veto rights in respect of certain fundamental changes and specified business decisions.

If the Arrangement is approved and implemented, the Amended Consulting Agreements will be entered into between Magna and certain of its subsidiaries and Mr. Stronach and certain of his affiliated entities. See “Transaction Documents – Consulting Agreements”.

Pro Forma Equity Capitalization Table

The following table indicates: (i) the current aggregate direct and indirect equity interests of the public shareholders and the Stronach Trust in Magna and the percentage of total votes represented by their respective equity interests; and (ii) the aggregate direct and indirect equity interests of the public shareholders and the Stronach Trust in Magna and the percentage of total votes represented by their respective equity interests on a pro forma basis after giving effect to the completion of the Arrangement.

	Current			Pro Forma
	Class A Shares	Class B Shares	% Votes	Common Shares*	% Votes
Public Shareholders	112,072,348	—	33.9	112,072,348	92.6
Stronach Trust	—	726,829	66.1	9,000,000	7.44

	112,072,348	726,829	100	121,072,348	100

*	Pursuant to the Arrangement, the Class B Shares will be removed from the authorized capital of Magna and the Class A Subordinate Voting Shares will be renamed common shares.

Vehicle Electrification Joint Venture

Magna’s Current Vehicle Electrification Business

Over the course of the last several years, as consumer and government interest in reducing dependency on fossil fuels has been increasing, Magna began to strengthen its position in electric and hybrid-electric vehicle development by investing in electric and hybrid-electric vehicle technologies. In this respect, Magna recently established E-Car to focus on the development and supply of electric vehicle (“EV”) and hybrid-electric vehicle (“HEV”) applications.

E-Car acts as a general contractor and main customer interface for all of the Magna Group’s EV and HEV vehicle programs globally, with an ability to lead and coordinate activities for the acquisition and execution of new programs for EV and HEV vehicles. E-Car’s range of services includes integration of components and systems as well as the development and production of innovative complete vehicle solutions, from engineering to turnkey programs. E-Car’s customers are primarily OEMs of traditional cars and light trucks that are interested in adding “green” vehicles to their product mix as a response to the expected change in customer tastes, demand and/or government regulation.

Proposed Vehicle Electrification Joint Venture

If the Arrangement is approved by the Shareholders and the other conditions to closing are satisfied or waived, Magna will reorganize E-Car and create a new joint venture between affiliated entities of Magna and the Stronach Trust. The joint venture will be named “Magna E-Car Systems L.P.” and will be a limited partnership governed by the E-Car Limited Partnership Agreement and the Limited Partnerships Act (Ontario). The limited partner will be Magna LP and the general partners will be Stronach GP and Magna GP. See “Transaction Documents – E-Car Limited Partnership Agreement”.

In connection with the E-Car Partnership, Magna GP and Magna LP will invest a total of $220 million to acquire a total of 220,000 GP units and LP units for $1,000 per unit, with Magna having the right to determine the allocation as between GP units and LP units. The $220 million will be effectively satisfied in part by the transfer of certain vehicle electrification assets (described below) having an estimated fair market value of $75 million (as of March 31, 2010) to the E-Car Partnership, with the balance to be satisfied in cash. The value of such assets was determined by mutual agreement between Magna and the Stronach Trust taking into account the valuation work conducted by PwC for the Special Committee. Stronach GP will invest $80 million in cash to acquire 80,000 GP units for $1,000 per unit. As a result of these investments, Magna will have an indirect 73.33% interest, and the Stronach Trust will have an indirect 26.67% interest, in Magna E-Car Systems L.P. However, the Stronach Trust will have effective control over the partnership through the right to appoint three of the five members of the management committee appointed by the general partners.

The principal business of the E-Car Partnership will be the design and engineering and the development and integration of electric and hybrid-electric vehicles of any type (including cars, vans, trucks, golf carts and bicycles), the development, testing and manufacture of batteries and battery packs for electric and hybrid-electric vehicles and ancillary activities in connection with electric vehicle technologies, including the design, manufacture and sale of systems, components and modules, including range extenders, for electric and hybrid-electric vehicles.

The E-Car Partnership will operate generally in accordance with the operating systems and the principles, policies and procedures which are applicable to Magna’s operating divisions from time to time, including those relating to financial controls and reporting.

Although the E-Car Partnership will be free to pursue any type of business activity connected with electric or hybrid-electric vehicles, each of Magna GP and Stronach GP will have an unrestricted right to engage in any business of the same nature as, or competing with, the E-Car Partnership, including the current or future manufacturing of electric vehicle-related components by any operating division within the Magna Group. However, Magna presently has no intention of incurring duplicate investment or personnel costs on activities that would compete directly with the E-Car Partnership. Rather, it is intended that any ongoing activities of the Magna Group outside of the E-Car Partnership will be coordinated with those of the E-Car Partnership. Each of Magna and the Stronach Trust has confirmed that it presently has no intention to have the E-Car Partnership compete with Magna’s OEM customers.

None of Magna GP, Magna LP or Stronach GP will be obligated to contribute any further funding or financial assistance beyond its initial capital contribution. However, the vehicle electrification business is dependent on significant investment in rapidly evolving technologies. Consequently, the Magna Group may make further investments in the E-Car Partnership, whether in the form of debt, equity or otherwise. Each of Magna GP, Magna LP and Stronach GP will have a pre-emptive right to maintain its proportionate ownership interest in the case of any future equity issue.

Future decisions regarding potential further investments by the Magna Group in, or regarding other related party transactions proposed to be entered into with, the E-Car Partnership will be made by Magna in accordance with the terms of its related party notification and approval processes established under the oversight of the Corporate Governance and Compensation Committee of Magna’s Board, which committee is comprised entirely of independent directors.

Modifications to the Joint Venture since the Announcement of the Transaction Agreement

The Transaction Agreement contemplated that, prior to the Effective Time, Magna and the Stronach Trust would work together in good faith to determine how the vehicle electrification business would be carried on with a view to establishing the E-Car Partnership as an autonomous business unit after the completion of the Arrangement. Accordingly, since the time the Transaction Agreement was entered into, there have been discussions between Magna and the Stronach Trust, and internally within the Magna Group, regarding, among other things, how employees and engineering resources that service E-Car and other Magna Group electric and hybrid-electric vehicle initiatives would be allocated between the E-Car Partnership and the Magna Group, the coordination and project management of future OEM programs that involve the E-Car Partnership and members of the Magna Group and transitional arrangements relating to the establishment of the E-Car Partnership as an autonomous business unit.

As a result of those discussions, certain transaction terms have been modified from those originally contemplated by the E-Car Limited Partnership Agreement terms attached as Schedule C to the Transaction Agreement.

It was originally contemplated that certain designated assets of E-Car and EV and HEV intellectual property rights of Magna Electronics would be contributed by the Magna Group to the E-Car Partnership. Further, with respect to customer purchase orders and supply agreements awarded to E-Car or Magna Electronics that relate to products used in electric or hybrid-electric vehicles, the applicable members of the Magna Group would continue to perform all obligations under such OEM contracts as a subcontractor and the E-Car Partnership would be the Tier 1 “face to the customer” responsible for program management of such contracts with the same general rights and obligations of the OEM customer. Although its EV and HEV intellectual property was proposed to be transferred to the E-Car Partnership, the EV and HEV components manufacturing business was to remain with Magna Electronics.

Magna has since determined that there is business logic to the integration within the E-Car Partnership of the E-Car business and the EV and HEV components business currently within Magna Electronics. The rationale for the integration of these businesses relates primarily to the overlap of vehicle electrification technologies and engineering resources and the potential synergies between those business lines, all of which is expected to facilitate the E-Car Partnership’s vehicle integration programs, including the performance of its development and supply agreement between E-Car and Ford Motor Company (the “Ford Contract”). Under the Ford Contract, E-Car has committed to design, develop, engineer and supply the powertrain module and electric powerpack support components for Ford’s C346 BEV program. Magna Electronics is expected to correspondingly benefit from a resulting focus on product lines in which it has responsibility for design and engineering in addition to manufacturing.

Accordingly, Magna Electronics will no longer act as a subcontractor and the E-Car Partnership assets will now include the EV and HEV components business of Magna Electronics in respect of applications related to the E-Car Partnership’s vehicle electrification business and ancillary activities. The Ford Contract will be an asset of the E-Car Partnership as originally proposed. However, in order to resolve the valuation of certain potential recoveries from Ford in respect of the Ford Contract, the Magna Group will effectively retain the related economic costs and benefits of the Ford Contract in respect of such recoveries by continuing to fund the engineering, development and testing and tooling costs for the Ford Contract as well as retaining the right to receive all recoveries from Ford on account of such costs (whether incurred before or after the formation of the E-Car Partnership). In addition, the Magna Group will retain the right to receive the proceeds of any government funding obtained by the E-Car Partnership which are intended to be applied toward costs incurred by the Magna Group in connection with the performance of the Ford Contract.

The terms under which the E-Car Partnership will be established now also contemplate that Magna will retain the right to use any patents and other intellectual property of the E-Car Partnership as of the Effective Date on a non-exclusive and royalty-free basis. The E-Car Partnership will have the right to use the patents and intellectual property owned by Magna Powertrain as of the Effective Date in respect of applications designed primarily for electric and hybrid-electric vehicles on a non-exclusive and royalty-free basis. In either case, all improvements to licensed technologies after the Effective Time will be owned in the normal course by the party that developed and paid for the improvement. Neither license will entitle the licensee to sublicense such rights to third parties.

The Transaction Agreement originally contemplated that on a conversion of the E-Car Partnership into a corporation, the successor corporation would adopt a corporate constitution. Consistent with that intention, it is now proposed that the E-Car Partnership will adopt a constitution at the Effective Time, which will contain certain elements similar to those contained in Magna’s Corporate Constitution. Among other things, the E-Car Partnership will be prohibited from making investments unrelated to its principal business if the aggregate of all such investments would exceed 20% of the partners’ equity of the E-Car Partnership. Each of Magna and the Stronach Trust has confirmed that it has no intention of causing the E-Car Partnership to use any of the proceeds from their initial capital contributions for any business unrelated to the principal business of the E-Car Partnership. Magna GP and Stronach GP will have a veto right in respect of any proposed amendments or waivers to the constitution. This veto is intended to replace the originally proposed veto right in favour of Magna GP in respect of investments by the E-Car Partnership outside of its core business. See “Transaction Documents – E-Car Limited Partnership Agreement – Partnership Constitution”.

The modifications to the business and assets comprising the E-Car Partnership, and the terms by which the E-Car Partnership would be governed, were reviewed and considered by the Special Committee together with PwC, which took such modifications into account in connection with its valuation work. PwC delivered its final report to the Special Committee at a meeting held on May 30, 2010. Following its receipt and consideration of PwC’s report, the Special Committee proceeded to instruct executive management to finalize the purchase price for the assets contributed to the E-Car Partnership. The final purchase price was reviewed by the Special Committee with reference to the valuation work performed by PwC.

Assets to be Contributed by Magna to Joint Venture

In connection with the reorganization of E-Car and the creation of the E-Car Partnership, certain members of the Magna Group will sell or contribute to the E-Car Partnership (or to one or more of the E-Car Partnership’s wholly-owned subsidiaries) all of the assets used exclusively by E-Car and certain assets owned by Magna Electronics and Magna Steyr for $75 million as at March 31, 2010, which amount is subject to adjustment to reflect the funding of operations (on a tax-effected basis) after that date and prior to the Effective Time. The purchase price for the assets that comprise the E-Car Partnership represents the estimated fair market value and was determined by mutual agreement between Magna and the Stronach Trust taking into account the valuation work conducted by PwC for the Special Committee.

In summary, the assets of the E-Car Partnership will include:

•

E-Car’s supply agreements with OEM customers (in the case of the Ford Contract, subject to certain rights to recover engineering, development and testing and tooling costs which are to be retained by the Magna Group);

•

tooling, equipment and other fixed assets owned or committed to be acquired by E-Car, as well as Magna Electronics, in respect of components (including motors, motor control units/inverters and chargers) that are to be used primarily for electric and hybrid-electric vehicles;

•

patents, know-how, trade secrets and all other intellectual property rights owned or licensed by E-Car, as well as intellectual property rights owned or licensed by Magna Electronics and Magna Steyr, in respect of applications designed primarily for electric and hybrid-electric vehicles;

•	an industrial facility owned by E-Car and used exclusively in connection with E-Car’s business, as well as two leased facilities used by Magna Electronics;

•

rights under applications made for government loans and grants in respect of E-Car’s electric and hybrid-electric vehicle initiatives (except, as described above, in relation to costs incurred by the Magna Group to fund the Ford Contract); and

•	all customer purchase orders and supply agreements awarded to E-Car or Magna Electronics that relate to products used primarily in electric and hybrid-electric vehicles.

Approximately 275 full-time employees, globally, are expected to be transferred to the business of the E-Car Partnership.

Governance of Vehicle Electrification Joint Venture

The E-Car Partnership will be managed by a management committee comprised of five members. As the managing partner of the E-Car Partnership, Stronach GP will be entitled to appoint three members of the management committee (including the Chair of the management committee). Magna GP will be entitled to appoint the remaining two members. The business and affairs of the partnership will be managed and controlled exclusively by the general partners of the partnership through the management committee. Accordingly, the Stronach Trust will, indirectly, have effective control of the E-Car Partnership through Stronach GP’s right to appoint three of the five members of the management committee. Notwithstanding the powers of the management committee, the following matters will require approval by a majority of the five members of the management committee that must include at least one representative of Magna GP, with the result that Magna GP will have an effective veto in respect of the following matters:

•	a transaction with, or that involves, directly or indirectly, Stronach GP or any person who is a related party to Stronach GP;

•	any amendment to or waiver of the constitution of the E-Car Partnership;

•	the appointment of an auditor which is not an internationally recognized firm;

•	the sale, lease or exchange of all or substantially all the assets of the E-Car Partnership (an “E-Car Asset Sale”) unless Magna GP is first given an opportunity to acquire the assets on terms no less favourable than proposed by the third party purchaser, and Magna GP fails to make a matching offer in respect of such sale within 30 days of being notified of the proposed transaction (see “Transaction Documents – E-Car Limited Partnership Agreement – Right of First Refusal Regarding Sale of All or Substantially All of Assets”);

•	the liquidation, dissolution or termination of the E-Car Partnership;

•

for greater certainty, the creation of a new class of partnership units that has priority over the LP units with respect to the return of capital contributions, the allocation of profits and losses, or any distributions of cash or other property of the E-Car Partnership; and

•	for greater certainty, any amendments to these rights of Magna GP.

Conversion of E-Car Partnership into a Corporation

If the management committee of the E-Car Partnership so determines, whether in connection with a decision to effect an initial public offering of securities or otherwise, to reorganize the E-Car Partnership into a corporation, such reorganization would be effected on the following basis: (a) the corporation would have a share capital structure which is comprised of two classes of shares which have the same economic rights and entitlements on a per share basis, with one class of shares carrying 20 votes per share and the other class carrying a single vote per share; (b) the GP units held by Stronach GP would be exchanged for 100% of the multiple voting shares; (c) the other GP units and all of the LP units would be exchanged, based on the same exchange ratio, for subordinate voting shares; (d) there would be coat-tail protection for the benefit of the holders of the subordinate voting shares in the event of a take-over bid; (e) any such reorganization would, to the extent possible, be structured on a tax-deferred basis under the ITA; and (f) the governance arrangements and transfer restrictions contemplated by the E-Car Limited Partnership Agreement would terminate upon the completion of an initial public offering, but the corporation which succeeds the E-Car Partnership would be required to adopt a corporate constitution similar to Magna’s Corporate Constitution. Such corporate constitution could only be amended by a separate class vote of the holders of subordinate voting shares.

Risks to Magna of the E-Car Business

There are various risks and uncertainties associated with Magna’s current vehicle electrification business. The vehicle electrification business is dependent on significant investment in the design, development and engineering of products and rapidly evolving technologies. To date, E-Car, as well as the business operations being transferred from Magna Electronics, have incurred significant operating losses and will continue to incur significant operating losses until its business is more fully established. As such, E-Car has not yet generated, and is not expected to generate in the near term, economic returns on its assets.

E-Car’s profitability in the future will depend on the successful development and commercial introduction of its products and services. However, E-Car has a limited operating history. E-Car’s products and its system integration/assembly processes are in their early stages of development and have not yet been proven to be commercially viable. In addition, Magna’s current vehicle electrification business is primarily dependent on a few OEM production contracts including, in particular, the Ford Contract. The absence of volume commitments and guarantees in these contracts limit visibility into the future prospects of Magna’s current vehicle electrification business. Moreover, the delay in the launch of, or failure to achieve volume targets with respect to, one or more of these production programs may significantly delay, or reduce the extent of, the recovery of Magna’s investment in the business.

Magna also faces risks and uncertainties related to the electric vehicle industry itself. The industry is highly competitive and E-Car’s business model, which depends on its OEM customers outsourcing critical EV and HEV systems engineering and integration, is different from the current model for OEMs whereby the customer in-sources engineering of strategically important powertrain technologies. As E-Car’s OEM customers dedicate more resources to EV and HEV vehicles, these customers may be less willing to outsource design, development and engineering of EV and HEV systems. In addition, the electric vehicle industry is at an early stage in its development and reliant on government incentives and subsidies to succeed. Federal governments are relying on the private sector to build the infrastructure needed to support electric vehicles, but it remains uncertain whether sufficient incentives and subsidies are currently being provided to encourage adequate private investment. Participants in the electric vehicle industry face uncertainty as to whether a viable technology and/or a market for electric vehicles will develop and, if so, the timing of such development, if at all.

The growth of Magna’s electric vehicle business is also dependent upon consumers’ willingness to adopt electric vehicles. There are a number of factors that may impact and discourage consumer adoption of electric vehicles (and other alternative fuel vehicles). The range of electric vehicles, required recharging time and perceptions about quality and safety continue to be consumers’ paramount concerns. Vehicles with traditional internal combustion engines or hybrid powertrains will continue to be preferred until consumers’ “range anxiety” and convenience concerns are properly addressed. Moreover, cost continues to be a significant factor as current electric and hybrid-electric vehicle offerings are priced at premiums over their internal combustion counterparts.

Magna’s vehicle electrification business will require significant upfront investment in the face of these risks and uncertainties. The vehicle electrification joint venture will allow Magna to share some of the costs and risks associated with the development of its vehicle electrification business with the E-Car Partnership and reduce Magna’s exposure to the risks and uncertainties related to its vehicle electrification business and the electric vehicle industry as a whole.

See also “Risk Factors – Risks Relating to the Vehicle Electrification Joint Venture” commencing on page 41 of the Circular.

Consequential Amendments to Magna’s Restated Articles of Incorporation

Pursuant to the Arrangement, Magna’s Restated Articles of Incorporation will be amended to:

•	rename the Class A Subordinate Voting Shares as “common shares”;

•	remove the Class B Shares from the authorized capital of Magna and delete the provisions setting out the rights, privileges, restrictions and conditions attaching to the Class B Shares;

•

make non-substantive amendments to the rights, privileges, restrictions and conditions attaching to the Class A Subordinate Voting Shares (common shares) and the Preference Shares to reflect the elimination of the Class B Shares from Magna’s share capital structure; and

•	make non-substantive amendments to the Corporate Constitution to reflect the elimination of the Class B Shares from Magna’s share capital structure.

The proposed amendments to the Class A Subordinate Voting Shares (common shares) are consequential amendments that are of a “housekeeping” and administrative nature and do not modify in any way the substantive rights and privileges attached to such shares. The removal of the Class B Shares from Magna’s share capital, the deletion of the provisions relating to the Class B Shares and the renaming of the Class A Subordinate Voting Shares as “common shares” are intended to clarify that there no longer exists another class of voting securities of Magna with different voting rights.

In addition, the “Minimum Profit Performance” provisions currently contained in the Corporate Constitution will be deleted. Pursuant to those provisions, if at any time Magna’s After-Tax Profits (as defined in the Corporate Constitution) are less than 4% of Magna’s Share Capital (as defined in the Corporate Constitution) for a period of two consecutive fiscal years or Magna fails to pay a Required Dividend (as defined in the Corporate Constitution) for a period of two consecutive fiscal years, holders of Class A Subordinate Voting Shares become entitled to elect two directors at each meeting at which directors are to be elected, voting separately as a class. This provision is being deleted because the elimination of the dual class share structure and, in particular, the cancellation of the issued and outstanding Class B Shares and the removal of the Class B Shares from the share capital of Magna, will result in holders of common shares becoming entitled to elect all of the directors at each meeting at which directors are to be elected. If the Arrangement is completed, Magna intends to continue to comply with the Dividend Policy in the Corporate Constitution. See “Information Concerning Magna – Corporate Constitution – Dividends; Minimum Profit Performance”.

A description of the current rights and privileges attached to the Class A Subordinate Voting Shares and the current Corporate Constitution is contained in “Information Concerning Magna” commencing at page 36 of this Circular. A description of the rights and privileges attached to the common shares and the text of the Corporate Constitution as they will exist following completion of the Arrangement are set out in Schedule A and Schedule B, respectively, to the Plan of Arrangement, which is set out in Appendix B to this Circular.

Governance Following the Arrangement

If the Arrangement is completed, Magna will no longer be controlled by the Stronach Trust and will become a widely-held corporation with a single class of voting shares (common shares). Following the completion of the Arrangement:

•	the current members of the Magna Board will continue to serve until removed or replaced and Mr. Stronach will continue to serve as Chairman of the Board until such time as he is removed or replaced;

•	Mr. Stronach will resign from the Nominating Committee of the Board; and

•

the candidates for election to the Board, as identified by the Nominating Committee, will stand for election by the holders of common shares at each annual meeting of shareholders to serve his or her term until removed or replaced.

Interests of Frank Stronach, the Stronach Trust and their Affiliates

The ultimate controlling shareholder of Magna is the Stronach Trust. The Stronach Trust, indirectly, owns all of the 726,829 issued and outstanding Class B Shares, representing approximately 66% of the total votes attached to Magna’s issued and outstanding voting securities. Mr. Frank Stronach, the founder of Magna and Chairman of the Magna Board, is a trustee of the Stronach Trust. The remaining trustees are Ms. Elfriede Stronach, Ms. Belinda Stronach, Executive Vice-Chair of Magna, and Mr. Andrew Stronach, all of whom are members of Mr. Stronach’s immediate family.

If the Arrangement is completed, the 726,829 outstanding Class B Shares will be cancelled and the Stronach Trust will, indirectly, receive $300 million in cash and 9,000,000 Class A Subordinate Voting Shares (common shares). Based on the closing price of the Class A Subordinate Voting Shares on the NYSE on May 5, 2010, being the date immediately preceding the announcement date, of $62.53, the consideration would have an aggregate value of approximately $863 million. After giving effect to the Arrangement, the Stronach Trust will indirectly own approximately 7.44% of the outstanding common shares of Magna.

Pursuant to the terms of the Arrangement, the Stronach Trust will indirectly invest $80 million in cash for a 26.67% interest in the E-Car Partnership and will have effective control of the E-Car Partnership through the right to appoint three of the five members of the management committee. Magna will indirectly invest $220 million for a 73.33% interest and will have the right to appoint the remaining two members of the management committee. Notwithstanding the powers of the management committee to supervise the business of the E-Car Partnership, Magna will have effective veto rights in respect of certain fundamental changes and specified business decisions. Magna believes the E-Car Partnership will enable Magna to pursue potential opportunities in the vehicle electrification business with the benefit of Mr. Stronach’s visionary leadership and strategic direction, but with shared investment risk.

Conditional upon the consummation of the Arrangement, the Transaction Agreement contemplates amendments to the Consulting Agreements currently in place between Magna and certain of its subsidiaries, and Mr. Stronach and certain of his affiliated entities, to take effect at the Effective Time. See “Transaction Documents – Consulting Agreements”. Magna believes the Amended Consulting Agreements will provide certainty regarding the future of its consulting arrangements with Mr. Stronach and his affiliated entities and provide a transitional period during which Magna will continue to benefit from Mr. Stronach’s strategic advisory services.

Ms. Belinda Stronach and two children from the former marriage of Mr. Donald J. Walker and Ms. Belinda Stronach are members of the class of potential beneficiaries of the Stronach Trust. Accordingly, in addition to Mr. Stronach and Ms. Belinda Stronach, Mr. Walker abstained from voting in respect of the determinations of the Magna Board regarding the Arrangement.

Effects on Magna if the Arrangement is Not Completed

If the Arrangement is not approved, or if the Arrangement is not completed for any other reason, the Arrangement will not be implemented with the result that Magna’s dual class share structure will remain in place, the Stronach Trust will continue to control Magna through its indirect ownership of all the issued and outstanding Class B Shares and no amendments to the Consulting Agreements or the Corporate Constitution will be made pursuant to the Arrangement. In addition, the E-Car Partnership will not be implemented pursuant to the Arrangement. In these circumstances, the Board will continue to supervise and oversee the business and affairs of Magna with a view to the best interests of Magna and having regard for its unique entrepreneurial culture and operating principles.

Expenses

Each of Magna and the Stronach Trust will bear and pay its own costs, expenses and fees incurred by it in connection with the transactions contemplated by the Transaction Agreement. Magna estimates that the expenses to be borne by it in connection with the Arrangement, including legal, financial advisory, accounting, filing and printing costs, will be less than $5 million.

Intentions of Magna Directors and Executive Officers

The directors and executive officers of Magna, who beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 852,057 Class A Subordinate Voting Shares and 726,829 Class B Shares as at May 31, 2010, which represent approximately 0.76% of the outstanding Class A Subordinate Voting Shares and 100% of the outstanding Class B Shares, have indicated that they intend to vote in favour of the Arrangement Resolution.

Source of Funds for the Arrangement

Under the terms of the Arrangement, Magna is required to pay an aggregate amount of $445 million in cash, consisting of $300 million in respect of a portion of the consideration for the purchase for cancellation of the 726,829 Class B Shares, and $145 million in respect of the cash portion of the aggregate $220 million capital contribution to the E-Car Partnership for its 73.33% interest. Magna intends to make such payments from cash available on hand. The cash portion of Magna’s capital contribution to the E-Car Partnership, and therefore the aggregate amount payable by Magna in respect of the Arrangement, will be reduced or increased dollar-for-dollar with the amount of any upward or downward, respectively, adjustment to the $75 million price as of March 31, 2010 for the assets contributed directly or indirectly by Magna to the E-Car Partnership as a result of ongoing funding of the relevant business operations between April 1, 2010 and the Effective Date (see “Vehicle Electrification Joint Venture – Assets to be Contributed by Magna to Joint Venture”).

TRANSACTION DOCUMENTS

The following is a summary only of certain material terms of each of the transaction documents entered into in connection with the Arrangement. This summary does not contain all of the information about the transaction documents. The rights and obligations of the parties thereto are governed by the express terms of the transaction documents and not by this summary or any other information contained in this Circular.

Transaction Agreement

On May 6, 2010, Magna, 446 and the Stronach Trust entered into the Transaction Agreement, pursuant to which it was agreed that, subject to the provisions set forth in the Transaction Agreement: (i) Magna would, among other things, directly or indirectly acquire for cancellation all of the outstanding 726,829 Class B Shares pursuant to the Arrangement on the terms and conditions of the Transaction Agreement; and (ii) the Magna Board, without making any recommendation to Shareholders as to how they should vote on the Arrangement Resolution, would submit the Arrangement Resolution to Shareholders for their consideration at the Meeting.

Mutual Closing Conditions

The Transaction Agreement provides that the obligations of the parties thereto are subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions precedent, each of which may only be waived by the unanimous consent of the parties:

•	the Arrangement Resolution shall have been approved by the Shareholders as required by the Interim Order;

•

each of the Interim Order and the Final Order shall have been obtained on terms consistent with the Transaction Agreement and in form and content satisfactory to Magna and 446, each acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Magna or 446, each acting reasonably, on appeal or otherwise;

•	the Articles of Arrangement shall be in form and content consistent with the Transaction Agreement and satisfactory to Magna and 446, each acting reasonably;

•	the Transaction Agreement shall not have been terminated in accordance with its terms;

•	since the date of the Transaction Agreement, there shall not have occurred a Material Adverse Change;

•

the Class A Subordinate Voting Shares issuable pursuant to the Arrangement shall have been approved for listing on the TSX and the NYSE, subject only to satisfaction of customary listing conditions of the TSX and NYSE;

•

no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law which is then in effect and has the effect of making the execution, delivery or performance of the Transaction Agreement illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated by the Transaction Agreement;

•

no legal or regulatory action or proceeding shall be pending or threatened by any person that would reasonably be expected to enjoin, restrict or prohibit the transactions contemplated by the Transaction Agreement; and

•	no cease trading or stop order shall have been issued and remain in effect with respect to the Class A Subordinate Voting Shares.

Conditions in Favour of Magna

The obligations of Magna are subject to the satisfaction of the following conditions for the exclusive benefit of Magna, any of which may be waived in writing by Magna:

•

the representations and warranties of 446 and the Stronach Trust in favour of Magna shall be true and correct at the Effective Time with the same force and effect as if such representations and warranties were made at and as of such time;

•

each of 446 and the Stronach Trust shall have complied in all material respects with, and performed in all material respects, its covenants and obligations that are to be complied with or performed at or before the Effective Time; and

•	the Amended Consulting Agreements shall have been executed and delivered.

Conditions in Favour of 446 and the Stronach Trust

The obligations of 446 and the Stronach Trust are subject to the satisfaction of the following conditions for the exclusive benefit of 446 and the Stronach Trust, any of which may be waived in writing by 446 and the Stronach Trust:

•

the representations and warranties of Magna shall be true and correct (other than de minimis inaccuracies in respect of certain representations and warranties relating to share capital) at the Effective Time with the same force and effect as if such representations and warranties were made at and as of such time;

•

Magna shall have complied in all material respects with, and performed in all material respects, its covenants and obligations that are to be complied with or performed at or before the Effective Time; and

•	the Amended Consulting Agreements shall have been executed and delivered by Magna, Magna International Europe AG, Magna International Investments S.A. and New Magna Investments N.V., as applicable.

Representations and Warranties

The Transaction Agreement contains customary representations and warranties on the part of each of Magna, 446 and the Stronach Trust. In addition, the Stronach Trust and 446 represented and warranted to Magna that certain steps in the Plan of Arrangement will not give rise to tax liability for certain Magna Group companies participating in the Plan of Arrangement.

Covenants of Magna

Magna has agreed to use commercially reasonable efforts to cause the Class A Subordinate Voting Shares issuable pursuant to the Arrangement to be listed on the TSX and the NYSE at the Effective Time, subject only to satisfaction of customary listing conditions on the TSX and the NYSE, respectively. In addition, Magna has agreed not to do or permit to be done, and to refrain from doing any action that would constitute a breach of any representation and warranty or a material breach of any covenant or other provision of the Transaction Agreement.

Covenants of 446 and the Stronach Trust

446 has agreed to cause all of the Class B Shares to be voted at the Meeting in favour of the Arrangement Resolution. In addition, each of 446 and the Stronach Trust has agreed not to do or permit to be done, and to refrain from doing any action that would constitute a breach of any representation and warranty or a material breach of any covenant or other provision of the Transaction Agreement.

Indemnity of Magna by 446 and the Stronach Trust

In connection with the Arrangement, the Stronach Trust and 446 have jointly and severally agreed to indemnify Magna and every other member of the Magna Group, and their respective directors, officers and employees, from certain liabilities (including specified liabilities for taxes) in case any such liabilities are suffered or incurred on or after the Effective Time as a result of the completion of certain transactions contemplated by the Plan of Arrangement that were requested by the Stronach Trust.

Termination Rights

The Transaction Agreement may be terminated at any time prior to the Effective Time, notwithstanding any approval and authorization of the Transaction Agreement by Shareholders:

•	by the mutual agreement of Magna and 446, whether before or after the Meeting (and, for greater certainty, without further action on the part of the Shareholders if terminated after the Meeting);

•

by Magna or 446 if the Effective Time has not occurred on or prior to August 31, 2010, provided that the right to terminate the Transaction Agreement pursuant to this clause shall not be available to a party whose failure to fulfill any of its obligations under the Transaction Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

•

by Magna or 446 if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law which is then in effect and has the effect of making the execution, delivery or performance of the Transaction Agreement illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated by the Transaction Agreement;

•	by Magna or 446 if a Material Adverse Change shall have occurred since the date of the Transaction Agreement;

•

by Magna or 446 if there shall have occurred any change, effect, event, development or state of facts that prevents or would reasonably be expected to prevent or delay beyond August 31, 2010 the completion of the Arrangement, provided that the right to terminate the Transaction Agreement pursuant to this clause shall not be available to a party that is then in breach of the Transaction Agreement;

•	by Magna or 446 if the Arrangement Resolution shall have failed to receive the requisite votes for approval at the Meeting in accordance with the Interim Order;

•

by Magna or 446 if the Magna Board or 446 reasonably concludes, after discussion between the parties, that the Arrangement Resolution is unlikely to receive the requisite votes for approval at the Meeting in accordance with the Interim Order or that it is unlikely that the Final Order will be obtained by August 31, 2010;

•

by Magna if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of 446 or the Stronach Trust, which breach or failure to perform would cause certain conditions in favour of Magna not to be satisfied; or

•

by 446 if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Magna, which breach or failure to perform would cause certain conditions in favour of 446 and the Stronach Trust not to be satisfied.

E-Car Limited Partnership Agreement

The rights and obligations of Magna GP, Magna LP and Stronach GP will be governed by the E-Car Limited Partnership Agreement and the Limited Partnerships Act (Ontario).

Business of the Partnership

The E-Car Partnership will hold all of the assets and operations of E-Car currently held by it and to be contributed by other Magna operating groups. The principal business of the E-Car Partnership will be the design and engineering and the development and integration of electric and hybrid-electric vehicles of any type (including cars, vans, trucks, golf carts and bicycles), the development, testing and manufacture of batteries and battery packs for electric and hybrid-electric vehicles and ancillary activities in connection with electric vehicle technologies, including the design, manufacture and sale of systems, components and modules, including range extenders, for electric and hybrid-electric vehicles.

Management of the E-Car Partnership

The E-Car Partnership will have a management committee comprised of five members appointed by the general partners. Stronach GP, as the managing partner, shall be entitled to appoint three members (including the chairman of the management committee). Magna GP, as a general partner, shall be entitled to appoint two members. The business and affairs of the E-Car Partnership shall be managed and controlled exclusively by the general partners, through the management committee. Notwithstanding the powers of the management committee to supervise the business of the joint venture, Magna will have effective veto rights in respect of certain fundamental changes and specified business decisions. The management committee shall have all the necessary powers to manage, control and operate the business and affairs of the E-Car Partnership and to do or cause to be done any and all acts necessary, appropriate, convenient or incidental thereto. The power of the management committee to represent the E-Car Partnership to third parties is unrestricted and no person dealing with the E-Car Partnership will be required to inquire into the authority of the management committee to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for or on behalf of or in the name of the E-Car Partnership.

Restrictions on Business and Related Party Transactions

In accordance with its constitution, the E-Car Partnership will not make any investments (whether by debt, equity, guarantee or otherwise) unrelated to the principal business of the E-Car Partnership if the aggregate of all such investments would exceed 20% of the partners’ equity of the E-Car Partnership. In this regard, each of Magna and the Stronach Trust has confirmed that it has no intention of causing the E-Car Partnership to use any of the proceeds from their initial capital contributions for any business unrelated to the principal business of the E-Car Partnership. Unless authorized by a majority of the members of the management committee that includes at least one representative of Magna GP, the E-Car Partnership will not engage in any transaction with, or that involves, directly or indirectly, Stronach GP or any person who is a related party to Stronach GP.

Competing Interests

Magna GP and Stronach GP shall be entitled to carry on, engage in and participate in, whether financially or otherwise, and whether directly or indirectly, any business of the same nature as, or otherwise competing with that of, the E-Car Partnership, including the design, engineering, manufacture, assembly or sale of any hybrid or hybrid-electric vehicle components that may be manufactured by Magna or any of its affiliates or operating groups now or in the future, and shall not be liable to account to any partner or the E-Car Partnership therefor. All partners are deemed to consent to all such activities by Magna GP or Stronach GP (or their affiliates); provided, that, in engaging in such activity, the general partner or its affiliate does not use, directly or indirectly, any property or resources of the E-Car Partnership (except that Magna has the right to use on a non-exclusive, royalty-free basis any patent or intellectual property owned by the E-Car Partnership as of the Effective Date).

Liability of the Limited Partners

The liability of each limited partner for the debts, expenses, liabilities, losses and obligations of the E-Car Partnership shall be limited to the capital contributed by such limited partner. A limited partner shall not be obliged to make any further contribution to the capital of the E-Car Partnership in excess of the capital it has agreed to contribute in accordance with the E-Car Limited Partnership Agreement. Subject to the provisions of the Limited Partnerships Act (Ontario), a limited partner shall not have any personal liability whatsoever in its capacity as a limited partner, whether to the E-Car Partnership, to any of the partners or to the creditors of the E-Car Partnership, in each case, for the debts, expenses, liabilities, losses or obligations of the E-Car Partnership.

Liability of the General Partners

The liability of the general partners for the debts, expenses, liabilities, losses and obligations of the E-Car Partnership shall be unlimited. The general partners shall not be personally liable to the E-Car Partnership or the limited partners in connection with any act or omission except as expressly set out in the E-Car Limited Partnership Agreement.

Partnership Units

The interest of the partners shall be divided into and represented by: (i) an unlimited number of GP units, each representing a proportionate share of the aggregate interests of the general partners in the E-Car Partnership; and (ii) an unlimited number of LP units, each representing a proportionate share of the aggregate interests of the limited partners in the E-Car Partnership.

Allocation of Profits and Losses

The aggregate profits or losses of the E-Car Partnership for a fiscal year will be allocated at the end of each fiscal year to the general partners and limited partners as of the last day of the fiscal year in question, in accordance with the distribution formula set out in the E-Car Limited Partnership Agreement.

Distributions of Available Cash to Partners

The management committee shall determine on an annual basis the amount of cash on hand of the E-Car Partnership that is derived from any source and that is determined by the general partners not to be required for use in connection with the partnership business. The distributable cash shall be distributed to the partners forthwith after such determinations as follows: to each general partner: an amount equal to that proportion of the distributable cash which is equal to the number of its general partnership units divided by the total number of all partnership units outstanding as of the date of determination; and to each limited partner: an amount equal to that proportion of the distributable cash which is equal to the number of its limited partnership units divided by the total number of all partnership units outstanding as of the date of determination. The E-Car Partnership will also comply with the distribution policy of its constitution (see “Partnership Constitution” below).

Management Incentives

The management committee will have the power and authority to, among other things, grant or provide long-term equity compensation incentives to senior management of the E-Car Partnership or its affiliates (excluding Mr. Stronach, any member of his family or any beneficiary of the Stronach Trust), including in the form of options or earn-in arrangements to acquire real or phantom LP units; provided that, the potential dilution represented by all such options or arrangements does not exceed 10% of the aggregate amount of units outstanding from time to time. In addition, consistent with Magna’s general compensation philosophies, the management committee may choose to introduce profit-sharing for employees and management (which could include Mr. Stronach) as contemplated by the constitution of the E-Car Partnership.

Transfer of Partnership Interests

No partner shall, directly or indirectly, transfer, including, without limitation, by way of sale, assignment, amalgamation or other disposition transaction, its partnership units, in whole or in part, to any person unless: (i) such transfer is expressly permitted by the E-Car Limited Partnership Agreement; and (ii) the requirements of the Limited Partnerships Act (Ontario) have been complied with. Any other purported transfer shall be null and void and the general partners shall refuse to register any such transfer in the books and records of the E-Car Partnership. Any partner may transfer all or any part of its partnership units to an affiliate of such partner, without the prior written consent of any other partner, for tax, estate-planning or corporate organization purposes, provided that the transferee agrees in writing, in a form satisfactory to the other partners, to be bound by the E-Car Limited Partnership Agreement and to re-transfer such partnership interest to an affiliate of the person who controlled the transferring partner as of the date of the original transfer in the event that the transferee ceases to be an affiliate of such person.

Any direct or indirect transfer of the equity interests in Stronach GP to a person who is not an affiliate of Stronach GP immediately prior to such transfer shall be prohibited unless the GP units held by Stronach GP are first transferred to a corporation that will continue to be an affiliate of the Stronach Trust. In the event that such a prohibited transfer of equity interests occurs, Stronach GP will be deemed to have offered to sell such GP units to Magna GP immediately at a price equal to net book value.

Right of First Offer, Right of First Refusal and Tag-Along Right

If any partner desires to sell or otherwise transfer some or all of the units or partnership interests held by such partner (the “Sale Units”) to a person other than a sale or transfer to an Affiliate, then such partner (the “Selling Partner”) is first required to give notice in writing (a “Notice of Unit Sale”) to the other partners (the “Offeree Partners”) indicating that the Selling Partner would like to sell its Sale Units. The Notice of Unit Sale must set out the price at which, and the other terms upon which, the Sale Units are offered for sale.

If a general partner desires to sell or otherwise transfer some, but less than all, of the GP units held by such general partner, in circumstances where such general partner is obliged to give a Notice of Unit Sale, then the Selling Partner shall have the discretion to determine to what extent, if any, the rights of the Selling Partner to appoint members of the management committee will be conveyed to the purchaser of the Sale Units, with the remainder of the appointment rights of such general partner to be retained by the Selling Partner.

Each Offeree Partner will be required to inform the Selling Partner within 10 business days whether it wishes to purchase its pro rata share of the Sale Units or rejects the offer. If rejected, the Selling Partner will be at liberty to seek a bona fide arm’s length purchaser for such Offeree Partner’s pro rata share of the Sale Units. Upon finding a bona fide arm’s length purchaser (the “Proposed Purchaser”) for any Sale Units not purchased by an Offeree Partner (the “Remaining Sale Units”), the Selling Partner shall give a notice in writing (the “Second Notice of Unit Sale”) to the Offeree Partner specifying, among other things, the name of the Proposed Purchaser and the price which the Proposed Purchaser has agreed to pay, and the cash equivalent of such price, if not payable fully in cash, for the Remaining Sale Units (the “Proposed Purchaser’s Price”). Upon receipt of a Second Notice of Unit Sale, each Offeree Partner shall have the right to purchase its pro rata share of the Remaining Sale Units at the Proposed Purchaser’s Price or to sell its pro rata share of the Offeree Partner’s Units to the Proposed Purchaser on the Sale Terms and at the same price on a per Unit basis (the “Tag-Along Right”). If an Offeree Partner fails to give notice of its intentions within 10 business days of the Second Notice of Unit Sale, the Selling Partner shall be free to sell such Remaining Sale Units to the Proposed Purchaser for a price not less than the Proposed Purchaser’s Price and on terms no more favourable to such third party purchaser without further notice to the Offeree Partner subject to the terms and conditions of the E-Car Limited Partnership Agreement. If the Offeree Partner exercises its Tag-Along Right, the Selling Partner will not be permitted to sell any of the Remaining Sale Units to the Proposed Purchaser unless the Proposed Purchaser purchases both of the Remaining Sale Units and the Offeree Partner’s Units, on a pro rata basis, on the Sale Terms and at the same price as the Proposed Purchaser’s Price.

Right of First Refusal Regarding Sale of All or Substantially All of Assets

In the event of a proposed E-Car Asset Sale in response to an unsolicited, bona fide third party offer to purchase, lease or otherwise acquire all or substantially all the assets of the E-Car Partnership, the managing partner may either submit such offer to the management committee for its consideration, in which event a proposed sale pursuant to such offer will require approval by a majority of members of the management committee including at least one member appointed by Magna GP, thereby providing Magna GP with an effective veto right over such a proposed sale; or, alternatively, provide Magna GP with the right to acquire such assets on the same terms as the third party offer. If Magna GP rejects the third party offer or fails to accept the offer within 30 days, the management committee may proceed to accept and complete the third party offer (by a simple majority of members of the management committee) within 90 days of the expiry of such 30 day period.

Partnership Constitution

The E-Car Partnership will have a constitution that will contain certain elements similar to those contained in the Corporate Constitution of Magna. The constitution of the E-Car Partnership will recognize and define the interests of stakeholders through the following framework: (a) a distribution policy that provides for the payout to partners of at least 20% of after-tax profits on average over a rolling three-year period; (b) a prohibition on investments (whether by debt, equity, guarantee or otherwise) unrelated to the partnership business if the aggregate of all such investments would exceed 20% of the partners’ equity of the E-Car Partnership; (c) a requirement to allocate at least 7% of pre-tax profits for any fiscal year to research and development activities; (d) a maximum of 2% of pre-tax profits for any fiscal year may be allocated to the promotion of social objectives; (e) incentive cash compensation paid or payable to management in any fiscal year of up to 6% of pre-tax profits before profit-sharing; and (f) a requirement to allocate to employee profit-sharing programs 10% of employee pre-tax profits before profit-sharing. The constitution of the E-Car Partnership may not be amended or waived without the approval of a majority of members of the management committee that includes at least one member appointed by Magna GP. Accordingly, Magna has an effective veto right over any proposed amendments to, or waivers of, the constitution.

Dissolution of the E-Car Partnership

Subject to the Limited Partnerships Act (Ontario) and the E-Car Limited Partnership Agreement, the E-Car Partnership may be dissolved or terminated only with the unanimous written consent of the general partners and the limited partners. In particular, the E-Car Partnership shall continue notwithstanding the dissolution, death or insolvency of any partner, the admission of a new partner or the transfer of any partnership units, unless the E-Car Partnership is dissolved or terminated as aforesaid.

Distributions of Capital on Liquidation or Dissolution

The proceeds of the liquidation and any other funds of the E-Car Partnership shall be applied and distributed in the following order: (i) first, to pay and discharge all of the E-Car Partnership’s debts, obligations and liabilities, including the expenses of its liquidation; (ii) second, to establish any reserves which the management committee may deem necessary or advisable for any contingent or unforeseen debts, liabilities or obligations of the E-Car Partnership; said reserves may be paid over by the E-Car Partnership to a bank or trust company acceptable to the management committee in escrow to be held by it for the purpose of distributing such reserves in payment of any such liabilities or obligations, and at the expiration of such period as the management committee shall deem advisable, distributing the balance, if any, thereafter remaining, in the manner provided for in the E-Car Limited Partnership Agreement; and (iii) third, any balance remaining shall be distributed to the partners in accordance with their respective partnership interests with respect to the number of GP units and/or LP units held. Other than as aforesaid, there shall be no distributions of capital unless unanimously agreed to by the partners.

Cooperation Agreement

In connection with the implementation of the vehicle electrification joint venture, Magna and the E-Car Partnership will enter into a Cooperation Agreement governing the use of intellectual property, Magna’s “preferred supplier” status, support services to be provided to the E-Car Partnership by Magna, and the Ford Contract.

Intellectual Property Rights

Magna will grant the E-Car Partnership a non-exclusive, irrevocable, royalty-free and world-wide license to use intellectual property owned by Magna Powertrain as of the Effective Date that relates to applications designed primarily for hybrid-electric and electric vehicles. The E-Car Partnership will also grant Magna a non-exclusive, irrevocable, royalty-free, world-wide license to use intellectual property owned by the E-Car Partnership as of the Effective Date. Neither party shall have the right to sublicense such intellectual property to third parties. Each party will retain the right, title and interest to its intellectual property. Any improvements to the intellectual property rights will be owned by the party funding the design, development or engineering activities that gave rise to the improvement and jointly where such activities are funded jointly by the parties.

Magna Preferred Supplier Status

After the Effective Date, E-Car will allow the Magna Group to quote the supply to the E-Car Partnership of those products and services that the E-Car Partnership purchases from third party suppliers. In connection with any program originated by or sourced to the E-Car Partnership, before the E-Car Partnership enters into any third party supply contract for products Magna is interested in supplying (“Designated Products”), the E-Car Partnership shall first offer Magna the opportunity to provide such Designated Products to the E-Car Partnership. With respect to such products, Magna will be awarded the supply of such Designated Products so long as Magna is competitive on the basis of price, quality, timeliness of delivery and technology.

Support Services

Magna will provide the E-Car Partnership and its subsidiaries with the support services it provides to other Magna groups or divisions that are requested by the E-Car Partnership to be provided to it in a manner consistent with how other business units within the Magna Group are supported. In consideration for such support services, the E-Car Partnership will be charged a reasonable allocation of Magna’s costs and expenses of providing such services. Such allocation will be calculated and recovered in a manner consistent with how such allocation is calculated and recovered from other business units within the Magna Group.

Ford Contract

The Cooperation Agreement will provide that the Ford Contract will remain an asset and obligation of a subsidiary of the E-Car Partnership (“E-Car USA”) and E-Car USA will use its best efforts to perform all of its obligations pursuant to the terms and conditions of the Ford Contract. However, following the Effective Date, Magna will, directly or indirectly, fund the engineering, development and testing costs, program related tooling costs and certain overhead expenses that, in each case, are the responsibility of E-Car USA pursuant to the Ford Contract. Magna shall have the right, directly or indirectly, to recover these costs and specified funding charges with respect to such costs as such payments are made by Ford to E-Car USA, whether such amounts are paid through the piece price charged to Ford or otherwise.

To the extent such funding is reasonably available, E-Car USA will use its commercially reasonable efforts to pursue its existing government funding applications and any funds obtained from any governmental authority with respect to Ford related costs and expenses incurred by Magna that are not otherwise recovered from Ford shall be held in trust for Magna and paid over to Magna.

Term and Termination

In addition to customary termination provisions, the Cooperation Agreement will remain in effect until such time as Magna ceases to hold a 10% or greater interest in the E-Car Partnership (other than by reason of dilution). The intellectual property licenses described in the Cooperation Agreement and Magna’s right to recovery under the Ford Contract will survive termination.

Amended Consulting Agreements

The Transaction Agreement contemplates amendments to the Consulting Agreements currently in place between Magna and certain of its subsidiaries and Mr. Stronach and certain of his affiliated entities to take effect at the Effective Time. The Consulting Agreements are described in detail in Magna’s Management Information Circular/Proxy Statement dated March 29, 2010, the relevant portions of which are incorporated by reference in this Circular.

Annual fees are currently paid to Mr. Stronach and his affiliated entities in accordance with the terms of the Consulting Agreements, each of which has a one-year term and is renewable on an annual basis. The aggregate of the annual fees payable in accordance with the Consulting Agreements is currently determined on the basis of 3% of Magna’s Pre-Tax Profits Before Profit-Sharing.

At the Effective Time, each of the Consulting Agreements will be amended to extend the expiry date of each such agreement from December 31, 2010 to December 31, 2014, after which time each such Consulting Agreement would automatically terminate. In addition, it is proposed that the fees payable under each of the New Magna Investments Consulting Agreement, the Magna Investments Business Development Agreement and the Magna Business Services Agreement would continue to be determined with reference to a percentage of Magna’s Pre-Tax Profits Before Profit Sharing. However, the aggregate of that percentage would be reduced over time as follows:

Consulting Agreement	2010	2011	2012	2013	2014
New Magna Investments Consulting Agreement*	1.00%	0.9167%	0.8334%	0.75%	0.6667%
Magna Investments Business Development Agreement*	1.00%	0.9167%	0.8333%	0.75%	0.6667%
Magna Business Services Agreement	1.00%	0.9166%	0.8333%	0.75%	0.6666%

Total Percentage	3.00%	2.75%	2.50%	2.25%	2.00%

*

The aggregate fees payable under each of these Amended Consulting Agreements will be determined with reference to the applicable percentage of Magna’s Pre-Tax Profits Before Profit Sharing less $1,150,000.

The services to be provided under the Amended Consulting Agreements during the extended term shall be the same as or substantially similar to the services provided under the Consulting Agreements in the past and such other services as the parties to the Amended Consulting Agreements may from time to time mutually agree.

During the extended term, the members of the Magna Group that are parties to the Amended Consulting Agreements will continue to provide Mr. Stronach and his affiliated entities that are parties to the Consulting Agreements with office facilities, support staff, transportation and other services as well as reimbursement of expenses, as have been provided in the past. In addition, such members of the Magna Group will provide a limited indemnity to Mr. Stronach and his affiliated entities in respect of certain matters arising out of the provision of the services under the Amended Consulting Agreements.

The Consulting Agreements will be amended such that if Mr. Stronach dies or becomes permanently disabled before December 31, 2014, the Amended Consulting Agreements will be automatically terminated as of the date of death or disability and fees will only become payable under the Amended Consulting Agreements up until such date. The members of the Magna Group that are parties to the Amended Consulting Agreements may otherwise terminate the Amended Consulting Agreements in the event of a fundamental breach by any of the Stronach entities that are parties to the Amended Consulting Agreements that is not cured after reasonable notice.

Each of the Consulting Agreements will also be amended to provide that in the event of a change of control of Magna, Magna will have the right to terminate each Amended Consulting Agreement by notice in writing delivered not later than 60 days after the occurrence of the change of control. Upon the issue of such a termination notice, the fees payable under each Amended Consulting Agreement in respect of the remaining portion of the term from the termination date to December 31, 2014 (the “Calculation Period”) will accelerate with the result that Magna will be required to make a lump sum payment to the applicable Stronach party in an amount equal to the present value (using a specified discount rate) of the applicable percentage of Magna’s Pre-Tax Profits Before Profit Sharing based on the estimated profits for each fiscal year (or part of a fiscal year)

during the Calculation Period having regard for Magna’s then current business plan immediately before the occurrence of the change of control transaction. In the event Magna chooses not to exercise such termination right, fees will continue to be payable in accordance with the Amended Consulting Agreements; however, the calculation of Magna’s Pre-Tax Profits Before Profit Sharing will be made based solely on Magna’s then current business plan, regardless of future results or any of the effects of the change of control transaction.

PRINCIPAL LEGAL MATTERS

Court Approval of the Arrangement

The Arrangement requires Court approval under the OBCA. The court proceeding necessary to obtain that approval was commenced on May 27, 2010 by Notice of Application in the Court. On May 31, 2010, prior to the mailing of the Circular, the Interim Order was granted providing for the calling and holding of the Meeting and certain other procedural matters. A copy of the Interim Order is attached as Appendix C to this Circular.

Subject to the requisite approvals of the Arrangement Resolution by Shareholders at the Meeting, the hearing in respect of the Final Order is currently scheduled to take place on June 29, 2010 at 10:00 a.m. (Toronto time) in the Court at 330 University Avenue, Toronto, Ontario. Any Shareholder or other person who wishes to appear, or to be represented, and to present evidence or arguments must serve and file a Notice of Appearance as set out in the Interim Order and the Notice of Application for the Final Order and satisfy any other requirements of the Court. The Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with any terms and conditions, if any, as the Court deems fit. In the event that the hearing is postponed, adjourned or rescheduled then, subject to further order of the Court, only those persons having previously served a Notice of Appearance in compliance with the Notice of Application and the Interim Order will be given notice of the postponement, adjournment or rescheduled date. A copy of the Notice of Application for the Final Order is attached as Appendix D to this Circular.

Assuming the Final Order is granted and the other conditions to closing contained in the Transaction Agreement are satisfied or waived to the extent legally permissible, then Articles of Arrangement will be filed with the Director to give effect to the Arrangement.

Canadian Securities Law Matters

MI 61-101 regulates certain types of related party transactions to ensure the protection and fair treatment of minority security holders. The purchase for cancellation by Magna of all the issued and outstanding Class B Shares and the Stronach Trust’s indirect 26.67% investment in the E-Car Partnership pursuant to the Arrangement are both “related party transactions” for the purposes of MI 61-101.

MI 61-101 provides that in certain circumstances, unless exempted, an issuer proposing to carry out a related party transaction is required to obtain a formal valuation for the related party transaction from a qualified and independent valuator and to provide security holders with a summary of such valuation. Magna is relying on an exemption from the formal valuation requirement contained in section 5.5 of MI 61-101 for a related party transaction which provides that a formal valuation is not required if neither the fair market value of the subject matter of, nor the fair market value of the consideration for, the transaction, insofar as it involves interested parties, exceeds 25% of the issuer’s market capitalization (the “market cap exemption”).

MI 61-101 also requires that, in addition to any other security holder approval, unless exempted, a related party transaction must be approved by at least a simple majority of the votes cast by “minority” shareholders of each class of affected securities, voting separately as a class. In the circumstances of the Arrangement, the

“minority” shareholders of Magna are the Minority Class A Subordinate Voting Shareholders. The related party transactions are exempt from the requirement to obtain minority shareholder approval by application of the market cap exemption contained in section 5.7 of MI 61-101.

This minority shareholder approval being sought at the Meeting was adopted by the parties notwithstanding the availability under MI 61-101 of the market cap exemption in respect of these related party transactions, and although it is not a requirement under applicable corporate or securities law. Specifically, the Magna Board, on the recommendation of the Special Committee, and the Stronach Trust as a pre-condition to its agreement to enter into the Transaction Agreement, have required that the Arrangement be approved by a simple majority of the votes cast by the Minority Class A Subordinate Voting Shareholders.

MI 61-101 requires that if a related party transaction is one of two or more “connected transactions” (within the meaning of MI 61-101) that are related party transactions, in certain circumstances, the values for all of those transactions must be aggregated in determining whether the market cap exemption is available. The related party transactions proposed to be effected pursuant to the Arrangement are “connected transactions”. The 25% market cap exemption is still available to Magna when these related party transactions are considered on an aggregated basis. 25% of Magna’s market capitalization (calculated in accordance with MI 61-101) is approximately $1.81 billion. The aggregate purchase price payable by Magna in consideration for the Class B Shares (being $300 million in cash and 9,000,000 Class A Subordinate Voting Shares) is $863 million (based on the closing price of the Class A Subordinate Voting Shares on the NYSE on May 5, 2010 of $62.53). The capital proposed to be contributed by the Stronach Trust to the E-Car Partnership in return for its 26.67% equity interest in the E-Car Partnership is $80 million. Accordingly, the total value of these related party transactions on an aggregated basis is $943 million, which is less than 25% of Magna’s market capitalization (as calculated in accordance with MI 61-101).

Stock Exchange Matters

Magna’s outstanding Class A Subordinate Voting Shares are listed for trading on the TSX and the NYSE. It is a closing condition of the Transaction Agreement that the Class A Subordinate Voting Shares issuable pursuant to the Arrangement shall have been approved for listing on the TSX and the NYSE. Magna has filed applications with the TSX and the NYSE to approve the listing of the 9,000,000 Class A Subordinate Voting Shares issuable in connection with the Arrangement. Magna has also filed substitutional listing applications with the TSX and the NYSE in connection with the proposed renaming of the Class A Subordinate Voting Shares as “common shares”. Magna has also requested that the stock symbol assigned to its shares on the TSX change from “MG.A” to “MG” to reflect the elimination of its dual class share structure. Magna would continue to trade on the NYSE under the symbol “MGA”.

The TSX has conditionally approved the listing of the 9,000,000 Class A Subordinate Voting Shares issuable in connection with the Arrangement, subject to the satisfaction of the customary requirements.

MAGNA MARKET PRICE AND TRADING VOLUME DATA

The Class A Subordinate Voting Shares are listed and posted for trading on the TSX under the trading symbol “MG.A” and on the NYSE under the trading symbol “MGA”.

The following table sets forth, for the periods indicated, the reported high and low closing market prices and the aggregate volume of trading of the Class A Subordinate Voting Shares on the TSX:

	Class A Subordinate Voting Shares
Month	High (Cdn.$)	Low (Cdn.$)	Volume
2009:
January	$42.31	$34.33	5,900,738
February	$37.98	$32.15	5,776,379
March	$36.00	$25.93	8,599,950
April	$45.00	$34.50	8,288,128
May	$44.50	$35.72	6,246,639
June	$49.35	$34.80	8,911,488
July	$54.50	$47.49	6,527,802
August	$53.30	$48.94	5,242,337
September	$47.54	$44.11	7,455,966
October	$47.56	$42.65	6,314,793
November	$54.24	$43.00	7,765,051
December	$53.55	$51.00	5,094,552

2010:
January	$62.39	$55.58	6,959,049
February	$60.93	$59.36	5,924,241
March	$63.65	$59.28	6,269,830
April	$67.04	$62.68	5,358,380
May (1 – 5)	$67.90	$64.27	697,192
May 5*	$65.56	$63.80	196,429
May 6**	$78.82	$70.01	2,544,681
May (6 – 31)	$78.00	$71.22	10,537,527

*	Intra-day prices on last trading day prior to announcement of Proposal.
**	Intra-day prices on day of announcement of Proposal.

The following table sets forth, for the periods indicated, the reported high and low closing market prices and the aggregate volume of trading of the Class A Subordinate Voting Shares on the NYSE:

	Class A Subordinate Voting Shares
Month	High ($)	Low ($)	Volume
2009:
January	$35.73	$27.79	20,854,371
February	$31.25	$25.66	17,359,928
March	$29.24	$19.99	27,170,850
April	$36.94	$27.37	21,473,781
May	$38.81	$30.88	21,293,619
June	$42.24	$32.02	29,735,847
July	$50.96	$41.00	18,215,361
August	$50.91	$44.95	14,085,298
September	$44.00	$40.46	16,127,050
October	$45.66	$39.63	18,346,526
November	$51.50	$39.99	19,317,706
December	$50.76	$48.26	8,234,706

	Class A Subordinate Voting Shares
Month	High ($)	Low ($)	Volume
2010:
January	$59.99	$53.28	19,264,020
February	$58.22	$55.92	12,036,523
March	$62.43	$57.32	9,043,264
April	$66.80	$62.70	11,204,186
May (1 – 5)	$67.23	$62.53	2,101,465
May 5*	$63.93	$61.67	668,412
May 6**	$76.46	$65.61	8,269,488
May (6 – 28)	$75.93	$66.76	29,458,622

*	Intra-day prices on last trading day prior to announcement of Proposal.
**	Intra-day prices on day of announcement of Proposal.

Magna publicly announced the proposed Arrangement (and its financial results for the first quarter ended March 31, 2010) before the opening of trading on May 6, 2010. On May 5, 2010, the last trading day immediately prior to such announcement, the closing prices of Class A Subordinate Voting Shares on the TSX and the NYSE were Cdn.$64.27 and $62.53, respectively.

Since May 6, 2010, the date on which the proposed Arrangement was announced, until May 31, 2010, the Class A Subordinate Voting Shares have traded up 7.9% (from $62.53 to $67.49) despite significant declines in equity capital markets and, in particular, a decline of 0.9% in respect of the S&P/TSX Index, a decline of 6.6% in respect of the S&P 500 Index and a decline of 8.0% in respect of Magna’s U.S. comparable companies (including BorgWarner Inc., Johnson Controls Inc., American Axle & Manufacturing Holdings, Inc., Lear Corporation, TRW Automotive Holdings Corp., Dana Holding Corp. and ArvinMeritor, Inc.). See the table below.

Relative Share Price Performance

From May 6, 2010 (date of announcement of the Proposal) to May 31, 2010

INFORMATION CONCERNING MAGNA

Principal Shareholder

To Magna’s knowledge, the only Shareholder that beneficially owns, directly or indirectly, or exercises control or direction over, 10% or more of the Class A Subordinate Voting Shares or Class B Shares is the Stronach Trust, which beneficially owns, and exercises control or direction over, 726,829 Class B Shares, representing 100% of the class. To Magna’s knowledge, if the Arrangement is completed, no person or corporation will beneficially own or control, directly or indirectly, 10% or more of the common shares of Magna.

Auditor, Transfer Agent and Registrar

Ernst & Young LLP is Magna’s independent Auditor.

Magna’s transfer agent and registrar for Class A Subordinate Voting Shares is Computershare Trust Company of Canada, at its principal offices in Toronto, Ontario. The co-transfer agent and co-registrar for the Class A Subordinate Voting Shares in the United States is Computershare Trust Company, N.A., at its offices in Canton, Massachusetts.

Description of Share Capital

Magna’s authorized share capital consists of an unlimited number of Class A Subordinate Voting Shares, 776,961 Class B Shares and 99,760,000 Preference Shares, issuable in series, all with no par value.

There are currently 112,072,348 Class A Subordinate Voting Shares, 726,829 Class B Shares and no Preference Shares issued and outstanding. Each Class A Subordinate Voting Share is entitled to one vote per share and each Class B Share is entitled to 300 votes per share. As a result, the votes represented by the outstanding Class A Subordinate Voting Shares are approximately 34% of the total votes represented by all of Magna’s outstanding voting securities. The Stronach Trust, indirectly, owns all of the 726,829 issued and outstanding Class B Shares, representing approximately 66% of the total votes attached to Magna’s issued and outstanding voting securities. Following the completion of the Arrangement, Magna will have approximately 121 million common shares outstanding, each of which will carry one vote per share and there will be no Class B Shares authorized or issued. The Stronach Trust will indirectly hold 7.44% of the common shares.

The following is a brief description of the significant attributes of Magna’s current authorized share capital and is qualified in its entirety by reference to the detailed provisions in Magna’s charter documents. See “Corporate Constitution” below for additional terms and conditions relating to Magna’s authorized share capital.

Class A Subordinate Voting Shares

The holders of Class A Subordinate Voting Shares are entitled to:

•

one vote for each Class A Subordinate Voting Share held (together with the holders of Class B Shares, which are entitled to vote at such meetings on the basis of 300 votes per Class B Share held) at all meetings of Shareholders, other than meetings of the holders of another class or series of shares;

•

receive, on a pro rated basis with the holders of Class B Shares, any dividends (except for stock dividends, as described below) that may be declared by the Magna Board, subject to the preferential rights attaching to shares ranking in priority to Class A Subordinate Voting Shares and Class B Shares; and

•

receive, after the payment of Magna’s liabilities and subject to the rights of the holders of shares ranking in priority to the Class A Subordinate Voting Shares and Class B Shares (including holders of any Preference Shares), on a pro rated basis with the holders of Class B Shares, all Magna’s property and net assets available for distribution in the event of its liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of its assets among Shareholders for the purpose of winding-up its affairs.

Class B Shares

The holders of Class B Shares are entitled to:

•

300 votes for each Class B Share held (together with the holders of Class A Subordinate Voting Shares, which are entitled to vote at such meetings on the basis of one vote per share held) at all meetings of Shareholders, other than meetings of the holders of another class or series of shares (or on matters to be voted on solely by the holders of another class of shares a meeting that includes holders of Class B Shares;

•

receive, on a pro rated basis with the holders of Class A Subordinate Voting Shares, any dividends (except for stock dividends, as described below) that may be declared by the Magna Board, subject to the preferential rights attaching to shares ranking in priority to Class B Shares and Class A Subordinate Voting Shares;

•

receive, after the payment of all Magna’s liabilities and subject to the rights of the holders of shares ranking in priority to the Class B Shares and Class A Subordinate Voting Shares (including holders of any Preference Shares), on a pro rated basis with the holders of Class A Subordinate Voting Shares, all Magna’s property and net assets available for distribution in the event of its liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of its assets among Shareholders for the purpose of winding-up its affairs; and

•	convert Class B Shares into Class A Subordinate Voting Shares, on a one-for-one basis.

Stock Dividends

The Magna Board may declare a simultaneous dividend payable on Class A Subordinate Voting Shares in Class A Subordinate Voting Shares and payable on Class B Shares in Class A Subordinate Voting Shares or in Class B Shares. No dividend payable in Class B Shares may be declared on Class A Subordinate Voting Shares.

Preference Shares

The Magna Board may, without any approval of Shareholders, fix the number of shares in and determine the attributes of an individual series of Preference Shares and issue shares of such series from time to time. The shares of each such series will be entitled to a preference over the Class A Subordinate Voting Shares and Class B Shares, but will rank equally with the Preference Shares of every other series with respect to the payment of dividends and in the distribution of Magna’s property and net assets available for distribution in the event of its liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of its assets among Shareholders for the purpose of winding-up its affairs. The holders of Preference Shares are not entitled to receive notice of or to attend any meeting of the shareholders of Magna, and are not entitled to vote at any such meeting. The holders of the Preference Shares are, however, entitled to notice of meetings called for the purpose of authorizing the dissolution of Magna or the sale of its undertaking or a substantial portion thereof.

Amendments to Share Provisions and Other Matters

The provisions attaching to the Preference Shares, to a series of Preference Shares, to Class A Subordinate Voting Shares and to Class B Shares may not be deleted or varied without the approval of the holders of the class or series concerned. In addition, no shares of a class ranking prior to or on parity with the Preference Shares, Class A Subordinate Voting Shares or Class B Shares may be created without the approval of the holders of the class or each series of the class concerned. Any approval required to be given must be given by a resolution passed by at least two-thirds of the votes cast by those present or voting at a meeting of the holders of the class or series concerned duly called for that purpose in addition to any other consent or approval required by law.

Neither the Class A Subordinate Voting Shares nor Class B Shares may be subdivided, consolidated, reclassified or otherwise changed unless, contemporaneously therewith, the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

No Takeover Protection

Under present law, any offer to purchase Class B Shares, whether by way of a public offer or private transaction and regardless of the offered price, would not necessarily result in an offer to purchase Class A Subordinate Voting Shares. Accordingly, holders of Class A Subordinate Voting Shares do not have a right to participate if a takeover bid is made for Class B Shares only.

Corporate Constitution

The Corporate Constitution forms part of Magna’s charter documents. The Corporate Constitution defines the rights of Magna’s employees and investors to participate in Magna’s profits and growth and imposes discipline on its Management. The description which follows does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Corporate Constitution as contained in Magna’s current charter documents. Pursuant to the Arrangement, the Corporate Constitution will be amended to reflect the elimination of the Class B Shares from Magna’s capital structure. The full text of the Corporate Constitution, as amended, is contained in Schedule B to the Plan of Arrangement, which is attached as Appendix B to this Circular.

Board of Directors — The Corporate Constitution requires that a majority of the members of the Magna Board be individuals who are not also Magna’s officers, employees or persons related to its officers or employees.

Employee Equity Participation and Profit Sharing Programs — The Corporate Constitution requires that 10% of Magna’s Employee Pre-Tax Profits Before Profit Sharing (as defined in the Corporate Constitution) for each financial year be allocated in that financial year or the immediately following financial year to:

•	the employee equity participation and profit sharing programs and any other profit sharing programs Magna has established for its employees; and

•	Magna’s defined benefit pension plan (for participating employees).

Senior members of divisional, regional and executive management who are direct profit participators do not participate in these employee equity participation and profit sharing programs.

Dividends; Minimum Profit Performance — The Corporate Constitution provides that unless otherwise approved by ordinary resolution of the holders of Class A Subordinate Voting Shares and Class B Shares, voting as separate classes, the holders of Class A Subordinate Voting Shares and Class B Shares will be entitled to receive and Magna will pay, if, as and when declared by the Magna Board out of funds properly applicable to the payment of dividends, non-cumulative dividends in respect of each financial year so that the aggregate of the dividends paid or payable in respect of such financial year is:

•	equal to at least 10% of Magna’s After-Tax Profits (as defined in the Corporate Constitution) after providing for dividends on Preference Shares, if any, for such financial year; and

•

on average, equal to at least 20% of Magna’s After-Tax Profits (as defined in the Corporate Constitution) after providing for dividends on Preference Shares, if any, for such financial year and the two immediately preceding financial years.

If at any time Magna’s After-Tax Profits (as defined in the Corporate Constitution) are less than 4% of the average stated capital attributable to Class A Subordinate Voting Shares and Class B Shares at the beginning and at the end of the financial year in question, for two consecutive financial years or Magna fails to pay the required dividends described above for a period of two consecutive financial years, the holders of Class A Subordinate Voting Shares will, until the 4% return is achieved in a succeeding financial year and all required dividends, if any, are paid, have the exclusive right, voting separately as a class, to elect two directors at the next meeting of Shareholders at which directors are to be elected with such right to increase the number of directors which may be elected to continue for each consecutive two-year period. If the 4% return is not achieved or a required dividend is not paid for any two consecutive financial years following the initial two consecutive financial years, then the holders of Class A Subordinate Voting Shares will, until the 4% return is achieved for one financial year and all required dividends are paid, have the exclusive right, voting separately as a class, to elect two additional directors at the next meeting of Shareholders at which directors are to be elected. Once the right of holders of Class A Subordinate Voting Shares to elect such directors terminates, the directors who had been so elected will nonetheless serve until their successors are duly elected at the next meeting of Shareholders.

Changes in Share Capital — Except as otherwise approved by the holders of at least a majority of each of the Class A Subordinate Voting Shares and Class B Shares, voting as separate classes, the Corporate Constitution prohibits:

•	an increase in the maximum number of authorized shares of any class of Magna’s capital stock (other than Class A Subordinate Voting Shares which may be issued in an unlimited amount); and

•

the creation of any new class or series of capital stock having voting rights (other than on default in the payment of dividends) or having rights to participate in Magna’s profits (other than securities convertible into existing classes of shares or a class or series of shares having fixed dividends or dividends determined without regard to profits).

Unrelated Investments — Unless approved by the holders of at least a majority of each of the Class A Subordinate Voting Shares and Class B Shares, voting as separate classes, the Corporate Constitution prohibits Magna from making an investment (whether direct or indirect, by means of loans, guarantee, or otherwise) in any “unrelated business” where such an investment, together with the aggregate of all other investments in unrelated businesses on the date in question, exceeds 20% of Magna’s “available equity” at the end of the financial quarter immediately preceding the date of investment. For purposes of the Corporate Constitution, the term “unrelated business” means any business that does not:

•	relate to the design, manufacture, distribution or sale of motor vehicles or motor vehicle parts, components, assemblies or accessories;

•	utilize technology, manufacturing processes, equipment or skilled personnel in a manner similar to that utilized or under development by Magna; or

•

involve the provision of products or services to Magna’s suppliers and customers, or the provisions of products or services similar to those provided by Magna’s suppliers and customers from time to time.

A business will be deemed to cease to be an unrelated business for purposes of the Corporate Constitution if the net profits after tax of such business exceeds on average 5% of Magna’s aggregate investment in such business for two out of any three consecutive years after the date of such investment. For purposes of the Corporate Constitution, the term “available equity” is defined to mean the total shareholders’ equity, less the stated capital of any non-participating Preference Shares.

Research and Development — The Corporate Constitution requires a minimum of 7% of Magna’s Pre-Tax Profits (as defined in the Corporate Constitution) for any financial year to be allocated to research and development during that financial year or the immediately following financial year.

Social Objectives — Pursuant to the Corporate Constitution, a maximum of 2% of Magna’s Pre-Tax Profits (as defined in the Corporate Constitution) for any financial year may be allocated to the promotion of “social objectives” during the financial year or the immediately following financial year. For purposes of the Corporate Constitution, the term “social objectives” means objectives which, in the sole opinion of Magna’s executive management, are of a political, patriotic, philanthropic, charitable, educational, scientific, artistic, social or other useful nature to the communities in which Magna operates.

Incentive Bonuses; Management Base Salaries — The Corporate Constitution provides that aggregate incentive bonuses paid or payable to “corporate management” in respect of any financial year will not exceed 6% of Magna’s Pre-Tax Profits Before Profit Sharing for that financial year and that base salaries payable to such management will be comparable to those in industry generally. For purposes of the Corporate Constitution, “corporate management” means Magna’s chief executive officer, chief operating officer, chief marketing officer and chief administrative officer and any other employee designated by these persons from time to time to be included within “corporate management”.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of Magna’s present or former directors or executive officers was indebted at any time during 2009 to Magna or its subsidiaries. None of Magna’s or its subsidiaries’ present or former employees were indebted at any time during 2009 to Magna or its subsidiaries in connection with the purchase of Magna’s securities or securities of any of Magna’s subsidiaries, excluding routine indebtedness or indebtedness that has been entirely repaid. The aggregate amount of indebtedness to Magna and its subsidiaries, incurred other than in connection with the purchase of securities of Magna or its subsidiaries, is approximately $2.1 million in the case of present and former employees of Magna and its subsidiaries.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents of Magna have been filed with the securities regulatory authority in each of the provinces and territories of Canada, and are specifically incorporated by reference into, and form an integral part of, this Circular:

(a)	those portions of Magna’s Management Information Circular/Proxy Statement dated March 29, 2010 entitled “Compensation Discussion and Analysis — Determination of Amounts of Compensation – Determination of Compensation of Our Founder”, commencing on page 37 to and including page 39, and “Management Contracts” commencing on page 52 to and including page 54; and

(b)	those portions of Magna’s Annual Information Form dated March 29, 2010 entitled “Description of the Business — Risk Factors” commencing on page 30 to and including “Dividends” on pages 37 and 38.

RISK FACTORS

The following risk factors should be carefully considered by Shareholders in deciding how to vote on the Arrangement Resolution. Shareholders should also consider the risks set out in “Description of the Business – Risk Factors” commencing on page 30 of Magna’s Annual Information Form dated March 29, 2010.

Risks Relating to the Elimination of Magna’s Dual Class Share Structure

If the Arrangement is not completed, the market price for the Class A Subordinate Voting Shares may decline.

The completion of the Arrangement is subject to the satisfaction of numerous closing conditions, including the approval by the Minority Class A Subordinate Voting Shareholders. There can be no certainty, nor can Magna provide any assurance, that these conditions will be satisfied. If the Arrangement is not completed, the market price of the Class A Subordinate Voting Shares may decline to the extent that the market price reflects an assumption that the Arrangement will be completed.

If the Arrangement is completed, there is no assurance that there will be a sustained increase in the trading value of the Class A Subordinate Voting Shares attributable to the implementation of the Proposal.

Since the announcement of the proposed Arrangement on May 6, 2010, the trading price of the Class A Subordinate Voting Shares has increased from pre-announcement levels. It is not possible to determine the extent to which this increase is attributable to the Proposal and there is no assurance that the Arrangement, if implemented, will result in any sustained increase in the trading value of the Class A Subordinate Voting Shares as a result of a reduction or elimination of a trading discount associated with a dual class share structure.

If the Arrangement is completed, there will be dilution to the holders of Class A Subordinate Voting Shares.

Currently, the Stronach Trust controls all of the outstanding 726,829 Class B Shares, representing approximately 66% of the total votes attached to Magna’s outstanding voting securities and a less than 1% equity interest in Magna. Under the terms of the Arrangement, the Stronach Trust will, indirectly, receive, among other things, 9,000,000 Class A Subordinate Voting Shares. After giving effect to the Arrangement, the Stronach Trust will indirectly beneficially own approximately 7.44% of the issued and outstanding shares of Magna.

If the Arrangement is completed, Magna will no longer be controlled by the Stronach Trust and will become widely-held with the result that it may become more vulnerable to a take-over or tender offer.

The consummation of the Arrangement will eliminate Magna’s dual class share structure. As a result, voting power would be spread out amongst a wide shareholder base without a controlling shareholder, and the inherent protection from an unsolicited take-over bid afforded by a dual-class share structure will no longer exist. Accordingly, Magna may become more vulnerable to a take-over bid or a tender offer.

Risks Relating to the Vehicle Electrification Joint Venture

Magna’s investment in the vehicle electrification joint venture is subject to significant risks and uncertainties as well as significant investment by Magna. These risks are set out under “Vehicle Electrification Joint Venture – Risks to Magna of the E-Car Business” on pages 19 and 20 of this Circular. Additional risks include the following:

The E-Car Partnership will be controlled indirectly by the Stronach Trust.

Upon completion of the Arrangement, the business and affairs of the E-Car Partnership will be controlled indirectly by the Stronach Trust. The Stronach Trust, in its capacity as the managing partner of the E-Car Partnership, will have the right to appoint three of the five members of the management committee through which the business and affairs of the partnership will be managed and controlled, regardless of the size of its equity interest. Accordingly, subject to veto rights of Magna in respect of certain fundamental changes and specified business decisions, the Stronach Trust will control the management committee and will be able to cause the E-Car Partnership to effect transactions without Magna’s consent, including transactions that Magna may not support.

Magna may choose to make further investments in the E-Car Partnership.

There is no assurance that the initial capital contributions to be indirectly made by Magna and the Stronach Trust to the E-Car Partnership will be sufficient to fund the ongoing operations of the E-Car Partnership, which may require significant additional financing in order to expand and improve its operations. Consequently, the Magna Group may choose to make further investments in the E-Car Partnership, whether in the form of debt, equity or otherwise, if it determines that it is in the interests of Magna to do so and even though it is not required to do so under the terms of the E-Car Limited Partnership Agreement.

The E-Car Partnership will be permitted to make investments that are unrelated to its principal business.

Under the partnership constitution, the E-Car Partnership will be permitted to make investments (whether by way of equity, debt, guarantee or otherwise) that are unrelated to its principal business and its ancillary activities, provided the aggregate of such investments do not exceed 20% of the partners’ equity of the E-Car Partnership. Magna will have no control over the nature of such investments, subject to certain veto rights in respect of related party transactions pursuant to the E-Car Limited Partnership Agreement. Each of Magna and the Stronach Trust has confirmed that it has no intention of causing the E-Car Partnership to use any of the proceeds from their initial capital contributions for any business unrelated to the principal business of the E-Car Partnership.

The E-Car Partnership will be permitted to engage in competitive activities with Magna, which may be adverse to the interests of Magna.

The E-Car Partnership will have an unrestricted right to engage in any business of the same nature as, or competing with that of Magna in connection with the design, engineering, manufacture, assembly or sale of any electric or hybrid-electric vehicle components that may be manufactured by Magna or its affiliates or operating groups presently or in the future. Any activities of the E-Car Partnership that compete with the business of Magna could be expected to be adverse to the interests of Magna. In addition, although each of Magna and the Stronach Trust has confirmed that it presently has no intention to have the E-Car Partnership compete with Magna’s OEM customers, the E-Car Partnership could engage in such competitive activities in the future, which could be adverse to the interests of Magna if it continues to have a significant equity interest in the E-Car Partnership.

PROXY SOLICITATION

Laurel Hill is acting as Magna’s proxy solicitation agent in connection with the Meeting.

LEGAL MATTERS

Certain legal matters in connection with the Arrangement will be passed upon by Osler, Hoskin & Harcourt LLP on behalf of Magna and by Fasken Martineau DuMoulin  LLP on behalf of the Special Committee.

ADDITIONAL INFORMATION

Information contained in this Circular is given as of May 31, 2010, unless indicated otherwise. If any matters which are not now known should properly come before the Meeting, the accompanying form of proxy will be voted on such matters in accordance with the best judgment of the person voting it.

Additional information relating to the Magna Group, including Magna’s most current Annual Information Form, the comparative consolidated financial statements of Magna for the financial year ended December 31, 2009, together with the report of the auditors thereon, management’s discussion and analysis of Magna’s financial condition and results of operations for fiscal 2009, which provide financial information concerning Magna, can be found on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Copies of those documents, as well as additional copies of this Circular, are available upon written request to the Corporate Secretary, upon payment of a reasonable charge where applicable.

QUESTIONS AND FURTHER ASSISTANCE

If you have any questions about the information contained in this Circular or require assistance in completing your proxy form, please contact Laurel Hill, Magna’s proxy solicitation agent in connection with the Meeting, by e-mail at assistance@laurelhill.com or at the following telephone numbers:

within Canada or the U.S. (toll-free): 1-888-348-2398

outside Canada and the U.S. (by collect call): 416-637-4661

APPROVAL OF MAGNA

The contents and mailing to Shareholders of this Circular have been approved by the Magna Board.

(Signed) Bassem A. Shakeel
Secretary

Aurora, Ontario

May 31, 2010

APPENDIX A

SPECIAL RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving Magna International Inc. (“Magna”), as more particularly described and set forth in the Management Information Circular/Proxy Statement (the “Circular”) of Magna dated May 31, 2010 accompanying the notice of this special meeting (as the Arrangement may be or has been modified or amended), and the transactions contemplated by the transaction agreement dated May 6, 2010 among Magna, 446 Holdings Inc. and the Stronach Trust (the “Transaction Agreement”) are hereby authorized, approved and adopted.

2.	The plan of arrangement involving Magna, the full text of which is set out in Appendix B to the Circular, as such plan may be or has been amended (the “Plan of Arrangement”), is hereby approved and adopted.

3.	Notwithstanding that this special resolution has been passed (and the Arrangement adopted) by the shareholders of Magna or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of Magna are hereby authorized and empowered, at their discretion, without further notice to or approval of the shareholders of Magna (a) to amend the Transaction Agreement or the Plan of Arrangement, to the extent permitted by the Transaction Agreement, and (b) subject to the terms of the Transaction Agreement, not to proceed with the Arrangement.

4.	Any officer or director of Magna is hereby authorized and directed for and on behalf of Magna to execute and deliver articles of arrangement to the Director under the OBCA and such other documents as are necessary or desirable to carry out the Plan of Arrangement and the transactions contemplated by the Transaction Agreement.

5.	Any officer or director of Magna is hereby authorized and directed for and on behalf of Magna to execute or cause to be executed, and to deliver or cause to be delivered all such other documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to this special resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

A-1

APPENDIX B

PLAN OF ARRANGEMENT

UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“446” means 446 Holdings Inc., a corporation existing under the Act and an indirect wholly-owned subsidiary of the Trust;

“446 Sub” means 446 Sub Inc., a corporation existing under the Act and a direct wholly-owned subsidiary of 446;

“446 Sub Class A Preferred Shares” means the non-voting, non-cumulative Class A Preferred Shares in the capital of 446 Sub redeemable and retractable at $100 per share, which are entitled on liquidation, after liabilities are satisfied, to a distribution equal to the amount paid on the issuance of such shares before any amounts can be distributed to any other class of shares of 446 Sub;

“446 Sub Common Shares” means common shares in the capital of 446 Sub;

“446 Sub Consideration Value” means the amount equal to $300,000,000 minus the Subco 2 Consideration Value;

“446 Sub Holdings” means 446 Subholdings Inc., a corporation existing under the Act and a direct wholly-owned subsidiary of 446;

“Act” means the Business Corporations Act (Ontario), and the regulations under the Act, all as amended, re-enacted or replaced from time to time;

“Arrangement” means an arrangement under section 182 of the Act on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Transaction Agreement or Article 4 hereof or made at the direction of the Court in the Final Order;

“Arrangement Resolution” means the special resolution of the Magna Shareholders approving the Plan of Arrangement to be considered at the Magna Meeting;

“Articles of Arrangement” means the articles of arrangement of Magna in respect of the Arrangement that are filed with the Director pursuant to the Act after the Final Order is made in order for the Arrangement to become effective;

“Business Day” means any day on which commercial banks are generally open for business in Toronto, Ontario, other than a Saturday, a Sunday or a day observed as a statutory holiday in Toronto, Ontario;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the Act in respect of the Articles of Arrangement;

“Class A Share” means a Class A Subordinate Voting Share in the capital of Magna;

“Class B Share” means a Class B Share in the capital of Magna;

“Consideration Value” means $300,000,000 plus the product obtained by multiplying 9,000,000 by the closing price of the Class A Shares on the NYSE on the last NYSE trading day before the Effective Date;

“Court” means the Superior Court of Justice (Ontario);

“Director” means the Director appointed pursuant to section 278 of the Act;

“E-Car Limited Partnership Agreement” means the limited partnership agreement relating to the E-Car Partnership to be entered into prior to the Effective Time between Magna E-Car Systems LP Holdings Inc., as limited partner, and Magna E-Car Systems GP Holdings Inc., as general partner, and to which Stronach GP will become a party as a general partner at the Effective Time pursuant to Section 3.1(q) of this Plan of Arrangement;

“E-Car Partnership” means the limited partnership to be governed by the E-Car Limited Partnership Agreement and of which Stronach GP will become a general partner at the Effective Time pursuant to Section 3.1(q) of this Plan of Arrangement;

“Effective Date” means the date shown on the Certificate of Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“Exchange Rate” means the Bank of Canada noon rate for converting United States dollars to Canadian dollars on the Effective Date;

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Governmental Entity” means any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitrator or arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) self-regulatory organization or stock exchange, including the Toronto Stock Exchange and the NYSE, (iii) subdivision, agent, commission, board or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“holders” means, when used with reference to the Class A Shares and/or Class B Shares, the holders of Class A Shares and/or Class B Shares, as the case may be, shown from time to time in the registers maintained by or on behalf of Magna in respect of the Class A Shares and Class B Shares;

“Interim Order” means the interim order of the Court in respect of the Arrangement as contemplated by section 2.4 of the Transaction Agreement providing for, among other things, the calling and holding of the Magna Meeting, as the same may be amended by the Court;

“ITA” means the Income Tax Act (Canada), as it may be amended from time to time;

“Liens” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, deemed trust, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the PPSA or comparable notice filing under the law of any other jurisdiction or any option, warrant, right or privilege capable of becoming a Transfer);

“Magna” means Magna International Inc., a corporation existing under the Act, and its successors;

“Magna Board” means the board of directors of Magna;

“Magna Meeting” means the special meeting of Magna Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the terms of the Transaction Agreement and the Interim Order, to consider the Arrangement Resolution;

“Magna Parties” means, collectively, Magna, Subco 1 and Subco 2;

“Magna Shareholders” means, collectively, (i) the holders of Class A Shares and (ii) the holders of Class B Shares;

“Meeting Date” means the date of the Magna Meeting;

“NYSE” means the New York Stock Exchange, and its successors;

“person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, heir, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Purchased Shares” means 726,829 Class B Shares, being all the outstanding Class B Shares immediately prior to the Effective Time;

“PPSA” means the Personal Property Security Act (Ontario), as amended;

“Restated Articles of Incorporation” means the Restated Articles of Incorporation of Magna dated August 28, 2008;

“Stronach Parties” means, collectively, the Trust, 446, 446 Sub, 446 Sub Holdings and Stronach GP;

“Stronach GP” means Magna Vita Inc., a corporation existing under the Act and a direct wholly-owned subsidiary of 446 Sub Holdings;

“Subco 1” means 2019928 Ontario Inc., a corporation existing under the Act and a direct wholly-owned subsidiary of Magna;

“Subco 1 Common Shares” means common shares in the capital of Subco 1;

“Subco 2” means 2231324 Ontario Inc., a corporation existing under the Act and that immediately prior to the Effective Time will be a direct wholly-owned subsidiary of Subco 1;

“Subco 2 Consideration Value” means the amount specified in United States dollars by 446 no later than three days before the Effective Date, which amount shall be less than $300,000,000;

“Subco 2 Class A Preferred Shares” means the non-voting, non-cumulative Class A Preferred Shares in the capital of Subco 2 redeemable and retractable at $100 per share, which are entitled on liquidation, after liabilities are satisfied, to a distribution equal to the amount paid on the issuance of such shares before any amounts can be distributed to any other class of shares of Subco 2;

“Subco 2 Common Shares” means common shares in the capital of Subco 2;

“Transaction Agreement” means the transaction agreement dated May 6, 2010 between Magna, 446 and the Trust, including all schedules thereto, and all amendments thereto and restatements thereof as permitted thereunder;

“Transfer” means (i) any transfer, sale, assignment, exchange, gift, donation, mortgage, pledge, charge, encumbrance, grant of security interest or other disposition of securities where possession, legal title, beneficial ownership or the economic risk or return associated with such securities passes directly or indirectly from one person to another or to the same person in a different legal capacity, whether or not for value, whether or not voluntary and however occurring, or (ii) any agreement, undertaking or commitment to effect any of the foregoing; and

“Trust” means the Stronach Trust, a trust existing under the laws of the Province of Ontario, and its successors.

1.2	Sections and Headings

The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to articles or sections refers to the specified articles or sections of this Plan of Arrangement.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

1.4	Date of Any Action

In the event that any date on which any action is required to be taken under this Plan of Arrangement is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise indicated, all references to money amounts are expressed in lawful currency of the United States of America.

1.6	Time

Time shall be of the essence in this Plan of Arrangement.

ARTICLE 2

BINDING EFFECT

2.1	Binding Effect

This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective at, and be binding at and after, the Effective Time on (i) each of the Magna Parties, (ii) each of the Stronach Parties, (iii) the E-Car Partnership and (iv) all holders and all beneficial owners of Class A Shares, Class B Shares and securities convertible into, exchangeable for or carrying the right to acquire Class A Shares or Class B Shares.

ARTICLE 3

ARRANGEMENT

3.1	Arrangement

Commencing at the Effective Time, except as noted below, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

(a)	All of the issued and outstanding Subco 2 Common Shares shall be exchanged for one (1) Subco 2 Class A Preferred Share.

(b)	446 Sub Holdings shall transfer to Subco 2 (free and clear of Liens), in exchange for the issuance of Subco 2 Common Shares to 446 Sub Holdings, that number of Purchased Shares equal to the proportion of the Purchased Shares that the Subco 2 Consideration Value is of the Consideration Value, rounded up to the nearest whole number. The number of Subco 2 Common Shares issued to 446 Sub Holdings shall be that number equal to the quotient obtained by dividing the Subco 2 Consideration Value by $100, rounded up to the nearest whole number. The amount to be added to the stated capital account for the Subco 2 Common Shares issued to 446 Sub Holdings shall be the maximum amount permitted to be added to the paid-up capital (for purposes of the ITA) for the Subco 2 Common Shares having regard to subsection 85(2.1) of the ITA.

(c)	Subco 1 shall issue 1,000,000 Subco 1 Common Shares to Magna for an aggregate cash subscription price, which shall be paid by Magna, equal to the Subco 2 Consideration Value.

(d)	Subco 2 shall issue Subco 2 Class A Preferred Shares to Subco 1 for an aggregate cash subscription price, which shall be paid by Subco 1, equal to the Subco 2 Consideration Value. The number of Subco 2 Class A Preferred Shares issued by Subco 2 to Subco 1 shall be that number equal to the quotient obtained by dividing the Subco 2 Consideration Value by $100, rounded up to the nearest whole number.

(e)	Subco 2 shall purchase for cancellation all but one of the Subco 2 Common Shares held by 446 for an aggregate cash amount equal to the Subco 2 Consideration Value, less $100.

(f)	Subco 1 shall purchase one Subco 2 Common Share from 446 for $100 in cash.

(g)	The winding up of Subco 2 shall be commenced in accordance with section 237 of the Act and in connection therewith (i) all of the property of Subco 2 including the Purchased Shares held by Subco 2 shall be distributed to Subco 1, and (ii) all of the liabilities of Subco 2 shall be assumed by Subco 1. Magna shall have a power of attorney coupled with an interest to take all actions on behalf of Subco 2, including executing and filing in the name of Subco 2 any elections with federal and provincial tax authorities as may be necessary or appropriate. For greater certainty, articles of dissolution in respect of Subco 2 shall be filed in accordance with section 238 of the Act in due course.

(h)	The winding up of Subco 1 shall be commenced in accordance with section 237 of the Act and in connection therewith (i) all of the property of Subco 1 including the Purchased Shares held by Subco 1 shall be distributed to Magna, and (ii) all of the liabilities of Subco 1 shall be assumed by Magna. The Purchased Shares distributed to Magna by Subco 1 shall be cancelled and shall not be restored to the authorized capital of Magna. Magna shall have a power of attorney coupled with an interest to take all actions on behalf of Subco 1, including executing and filing in the name of Subco 1 any elections with federal and provincial tax authorities as may be necessary or appropriate. For greater certainty, articles of dissolution in respect of Subco 1 shall be filed in accordance with section 238 of the Act in due course.

(i)	446 shall transfer to 446 Sub (free and clear of Liens), in exchange for the issuance of 446 Sub Common Shares to 446, that number of Purchased Shares equal to the proportion of the Purchased Shares that the 446 Sub Consideration Value is of the Consideration Value, rounded up to the nearest whole number. The amount to be added to the stated capital account for the 446 Sub Common Shares shall be an amount equal to the Canadian dollar equivalent of the 446 Sub Consideration Value, converted from United States dollars to Canadian dollars using the Exchange Rate.

(j)	446 Sub shall issue 446 Sub Class A Preferred Shares to Magna for an aggregate cash subscription price, which shall be paid by Magna, equal to the 446 Sub Consideration Value. The number of 446 Sub Class A Preferred Shares issued by 446 Sub to Magna shall be that number equal to the quotient obtained by dividing the 446 Sub Consideration Value by $100, rounded up to the nearest whole number.

(k)	446 Sub shall purchase for cancellation from 446 all but one of the 446 Sub Common Shares held by 446 for an aggregate cash amount equal to the 446 Sub Consideration Value.

(l)	Magna shall purchase one 446 Sub Common Share from 446 for $100 in cash.

(m)	Magna shall purchase from 446 the remaining Purchased Shares (free and clear of Liens) held by 446 for consideration consisting of 9,000,000 fully paid and non-assessable Class A Shares, which shall be issued by Magna from treasury. The Purchased Shares purchased from 446 shall be cancelled and shall not be restored to the authorized capital of Magna. The amount to be added to the stated capital account for the Class A Shares on the issuance of 9,000,000 Class A Shares to 446 shall be an amount equal to the paid-up capital (for the purposes of the ITA) immediately before the Effective Time of the Purchased Shares purchased for cancellation from 446 pursuant to this Section 3.1(m).

(n)	The stated capital accounts for the 446 Sub Common Shares and the 446 Sub Class A Preferred Shares shall each be reduced to Cdn.$100.

(o)	The winding up of 446 Sub shall be commenced in accordance with section 237 of the Act and in connection therewith (i) all of the property of 446 Sub including the Purchased Shares held by 446 Sub shall be distributed to Magna and (ii) all of the liabilities of 446 Sub shall be assumed by Magna. The Purchased Shares distributed to Magna by 446 Sub shall be cancelled and shall not be restored to the authorized capital of Magna. Magna shall have a power of attorney coupled with an interest to take all actions on behalf of 446 Sub, including executing and filing in the name of 446 Sub any elections with federal and provincial tax authorities as may be necessary or appropriate. For greater certainty, articles of dissolution in respect of 446 Sub shall be filed in accordance with section 238 of the Act in due course.

(p)

Concurrently with the step set out in Section 3.1(o), the Restated Articles of Incorporation shall be amended, and shall be deemed to have been amended, to (i) delete the Class B Shares from the authorized capital of Magna in Article 7 of the Restated Articles of Incorporation, (ii) rename the Class A Shares as Common Shares in Article 7 of the Restated Articles of Incorporation, and (iii) to

effect non-substantive consequential changes by (A) deleting Article 8 of the Restated Articles of Incorporation in its entirety and replacing it with Schedule “A”, which sets out the rights, privileges, restrictions and conditions attaching to the Preference Shares and Common Shares of Magna and (B) deleting Article 10 of the Restated Articles of Incorporation in its entirety and replacing it with Schedule “B”, which sets out the Corporate Constitution of Magna as amended by this Plan of Arrangement. Except as otherwise specifically amended or modified by this Plan of Arrangement, the Restated Articles of Incorporation of Magna shall be deemed to be, and shall continue to be deemed to be, in all respects, the articles of incorporation of Magna.

(q)	Stronach GP shall enter into the E-Car Limited Partnership Agreement and shall subscribe and pay for 80,000 general partnership units of the E-Car Partnership, which shall be issued by the E-Car Partnership, for an aggregate cash subscription price of $80,000,000.

ARTICLE 4

AMENDMENTS

4.1	Amendments to Plan of Arrangement

(a)	Magna reserves the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by each of the Trust and 446, (iii) filed with the Court and, if made following the Magna Meeting, approved by the Court, and (iv) communicated to Magna Shareholders if and as required by the Interim Order or otherwise by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Magna at any time prior to the Magna Meeting (provided that each of the Trust and 446 shall have consented thereto) with or without any other prior notice or communication, and if so proposed and approved by the persons voting at the Magna Meeting (as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Magna Meeting shall be effective only if (i) it is consented to by Magna and each of the Trust and 446, and (ii) if required by the Court, it is approved by Magna Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Magna, provided that it concerns a matter which, in the reasonable opinion of Magna, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any of the Stronach Parties or any Magna Shareholder.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Transaction Agreement.

ARTICLE 5

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Magna Parties and the Stronach Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

SCHEDULE “A”

1.	The rights, privileges, restrictions and conditions attaching to the 99,760,000 Preference Shares issuable in series are as follows:

(a)	The said Preference Shares may at any time or from time to time be issued in one (1) or more series, each series to consist of such number of shares as may before the issue thereof be determined by the directors and subject to the filing of the prescribed statement with the Minister, and the issuance of his certificate in respect thereof, the directors of the Corporation may (subject as hereinafter provided) by resolution fix from time to time before the issue thereof the designation, preferences, rights, conditions, restrictions, limitations or prohibitions attaching to the said Preference Shares of each series, including without limiting the generality of the foregoing, the rate of preferential dividends, the dates of payment thereof, the redemption price and terms and conditions of redemption, conversion rights (if any) and any sinking fund or other provisions.

(b)	Each series of the said Preference Shares shall be entitled to preference over the Common Shares of the Corporation, and any other shares ranking junior to the said Preference Shares, with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation, among its shareholders for the purpose of winding-up its affairs and may also be given such other preferences over the Common Shares of the Corporation and any other shares ranking junior to the said Preference Shares as may be determined as to the respective series authorized to be issued.

(c)	The said Preference Shares of each series shall rank on a parity with the said Preference Shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation whether voluntary or involuntary or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

(d)	The holders of the said Preference Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation, and shall not be entitled to vote at any such meeting. The holders of the said Preference Shares shall, however, be entitled to notice of meetings of the shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof.

(e)	Any amendment to the Articles of the Corporation to delete or vary any preference, right, condition, restriction, limitation or prohibition attaching to the said Preference Shares or to create special shares ranking in priority to or on a parity with the said Preference Shares, in addition to the authorization by a special resolution, may be authorized by at least two-thirds (2/3) of the votes cast at a meeting of the holders of the said Preference Shares duly called for that purpose upon at least twenty-one (21) days’ notice, such meeting to be held and such notice to be given in accordance with the by-laws of the Corporation and each holder of a said Preference Share shall be entitled to one (1) vote at such meeting in respect of each said Preference Share held.

2.	The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

(a)	The Common Shares shall carry and be entitled to one (1) vote per share at all meetings of shareholders of the Corporation, except of a particular class or series.

(b)	The holders of Common Shares shall be entitled to receive such dividends as may be declared thereon by the Board of Directors.

(c)	In the event of the liquidation, dissolution, or winding-up of the Corporation or other distribution of its assets among its shareholders for the purpose of winding-up its affairs, all the property and assets of the Corporation available for distribution to the holders of the Common Shares shall be paid or distributed equally share for share to the holders of the Common Shares.

SCHEDULE “B”

10A CORPORATE CONSTITUTION

Definitions

1.	As used in these Articles, unless the context otherwise requires:

(a)	“Act” means the Business Corporations Act (Ontario) as amended from time to time, or any statute that may be substituted therefor;

(b)	“Affiliate” means any of the Corporation’s affiliates, subsidiaries or any body corporate, partnership or other entity over which the Corporation or its subsidiaries have a fifty per cent ownership interest or greater;

(c)	“Affiliate Employee Equity Participation and Profit Sharing Plan” means a deferred profit sharing plan, retirement plan or other arrangement for employees of an Affiliate, adopted in addition to or in substitution of the Employee Equity Participation and Profit Sharing Plan, which contemplates investment in whole or in part in shares of and/or participation in the profits of such Affiliate;

(d)	“Affiliate Employee Pension Plan” means any defined benefit or other pension plan, retirement plan or other arrangement for employees of any public company Affiliate of the Corporation that is in addition to the Affiliate Employee Equity Participation and Profit Sharing Plan of such Affiliate;

(e)	“After Tax Profits” means the Net income or Net loss of the Corporation as set forth in its audited Consolidated Statement of Income or Loss for each Year, adjusted to deduct extraordinary gains or gains which arise from the disposal by the Corporation of existing businesses or fixed assets as set forth in its audited Consolidated Statement of Income or Loss;

(f)	“Available Equity” means the total Shareholders’ equity of the Corporation as set forth in its Consolidated Balance Sheet, less the stated capital of non-participating preference shares outstanding;

(g)	“Corporate Management” collectively means Executive Management and any other individual employed by the Corporation that Executive Management determines from time to time to be a member of Corporate Management;

(h)	“Employee Equity Participation and Profit Sharing Plan” means the deferred profit sharing plan established for the employees of the Corporation and its Affiliates, dated January 1, 1975, as amended from time to time, or any profit sharing plan, retirement plan or other arrangement for employees of the Corporation and/or its Affiliates, adopted in addition to or in substitution for the 1975 deferred profit sharing plan, which contemplates investment in whole or in part in shares of and/or participation in the profits of the Corporation;

(i)	“Employee Pension Plan” means the defined benefit pension plan established for the employees of the Corporation and its Affiliates effective January 1, 2001, as amended from time to time, or any pension plan, retirement plan or other arrangement for employees of the Corporation and/or its Affiliates that is in addition to the Employee Equity Participation and Profit Sharing Plan, excluding for greater certainty any Affiliate Employee Equity Participation and Profit Sharing Plan or any Affiliate Employee Pension Plan;

(j)	“Employee Pre-Tax Profits” means Pre-Tax Profits adjusted, to (i) either deduct the pre-tax profits or to add back the pre-tax losses of any Affiliate which either participates in an Affiliate Employee Equity Participation and Profit Sharing Plan or does not participate in the Employee Equity Participation and Profit Sharing Plan, such amounts to be calculated in the manner provided for in paragraph 10A(1) of these Articles to the extent such amounts were included in Pre-Tax Profits; and (ii) either deduct the equity income or to add back the equity loss of the Corporation as set forth in its audited Consolidated Statement of Income or Loss to the extent such amounts were not previously included or deducted, as applicable, pursuant to subparagraph (i) above;

(k)	“Employee Pre-Tax Profits Before Profit Sharing” means an amount which is the lesser of: (i) the total of Employee Pre-Tax Profits and those amounts actually deducted in calculating Employee Pre-Tax Profits pursuant to paragraphs 10A(6)(c) and (d) of these Articles (other than any such amounts deducted in respect of the Excess Amount as such term is defined in subparagraph 10A(6)(c) of these Articles), adjusted either to add back that portion of the pre-tax profits or to deduct that portion of the pre-tax losses of Affiliates that participate in the Employee Equity Participation and Profit Sharing Plan to the extent such amounts were not included in Employee Pre-Tax Profits; and (ii) Pre-Tax Profits Before Profit Sharing less the pre-tax profits before profit sharing of any Affiliate which participates in an Affiliate Employee Equity Participation and Profit Sharing Plan to the extent such amounts were included in Pre-Tax Profits Before Profit Sharing;

(l)	“Executive Management” collectively means the chief executive officer, the chief operating officer, the chief marketing officer and the chief administrative officer of the Corporation;

(m)	“Group Management” collectively means the chief executive officer, the chief operating officer of a Group, and any other individual employed by such Group that Executive Management determines from time to time to be a member of Group Management;

(n)	“Group” means those Operating Units which are formed into an operating group from time to time by Executive Management;

(o)	“Investment” means direct or indirect investment of whatever kind, including without limitation, the giving of financial assistance by means of a loan (but not including loans made at the then current market interest rates which are not in default), guarantee or otherwise;

(p)	“Non Participating Employees” means those current or future employees of the Corporation or its Affiliates who (a) do not participate in an Affiliate Employee Equity Participation and Profit Sharing Plan and are not members of Corporate Management, Group Management or Unit Management, and (b) are eligible to participate in the Employee Pension Plan and have expressly elected not to participate in such plan;

(q)	“Operating Unit” means an autonomous production, research or service facility under the control and direction of a general manager, as determined from time to time by Executive Management;

(r)	“Participating Employees” means those current or future employees of the Corporation or its Affiliates who (a) do not participate in an Affiliate Employee Equity Participation and Profit Sharing Plan and are not members of Corporate Management, Group Management or Unit Management and (b) either are (i) current or future employees eligible to participate in the Employee Pension Plan who have expressly elected to participate in such plan or (ii) future employees of the Corporation or its Affiliates who automatically are participants in the Employee Pension Plan by virtue of their employment arrangements with the Corporation or its Affiliates;

(s)	“Pre-Tax Profits” means After-Tax Profits, adjusted to add back the provisions for income taxes and minority interests or to deduct the recoveries for income taxes and minority interests as set forth in the Corporation’s audited Consolidated Statement of Income or Loss for such Year;

(t)	“Pre-Tax Profits Before Profit Sharing” means an amount which is the total of Pre-Tax Profits, those amounts actually deducted in calculating Pre-Tax Profits pursuant to paragraphs 10A(6)(c) and (d) of these Articles (other than any such amounts deducted in respect of the Excess Amount as such term is defined in subparagraph 10A(6)(c) of these Articles) and those amounts attributable to an Affiliate Employee Equity Participation Plan and an Affiliate Employee Pension Plan actually deducted by an Affiliate in calculating the pre-tax profits of such Affiliate;

(u)	“Social Objectives” means objectives that are from time to time, in the sole opinion of Executive Management, of a political, patriotic, philanthropic, charitable, educational, scientific, artistic, social, or other useful nature to the communities in which the Corporation or its Affiliates operate;

(v)	“Unit Management” collectively means the general manager of an Operating Unit and any other individual employed by an Operating Unit that Group Management, with the approval of Executive Management, determines from time to time to be a member of Unit Management;

(w)	“Unrelated Business” means any business engaged in by the Corporation that, at the time of Investment, does not:

(i)	relate to the design, manufacture, distribution or sale of motor vehicles or motor vehicle parts, components, assemblies, systems or accessories; or

(ii)	utilize technology, manufacturing processes, equipment or skilled personnel in a manner similar to that utilized by or under development by the Corporation; or

(iii)	involve the provision of products or services of whatever kind (i) to suppliers to and customers of the Corporation, and (ii) similar to those provided by suppliers to and customers of the Corporation from time to time.

Provided, however, that a business shall be deemed to cease to be an Unrelated Business if the net profits after tax of such business exceed on average 5% of the aggregate Investment of the Corporation in such business for two (2) out of any three (3) consecutive Years subsequent to the date of such Investment; and

(x)	“Year” means the financial year of the Corporation from time to time.

Except as expressly defined in this subparagraph, those words and expressions defined in the Act shall have the same meanings when used in these Articles.

Board of Directors

2.	A majority of the directors of the Corporation shall be individuals who are not officers or employees of the Corporation or any of its Affiliates or related persons to such officers or employees.

Share Capital

3.	No resolution of the Corporation purporting to:

(a)	increase the maximum number of authorized shares of any class of shares of the Corporation; or

(b)	create a new class or series of shares having voting rights of whatever kind (other than on default of payment of dividends) or having rights to participate in the profits of the Corporation in whatever manner (other than a class or series convertible into existing classes of shares or a class or series having a fixed dividend or a dividend determined without regard to profits);

shall be effective unless, in addition to any other approval required by the Act, such resolution is approved by ordinary resolution of the holders of the Common Shares.

Investment Policy

4.	Unless specifically approved by ordinary resolution of the holders of the Common Shares, the Corporation shall not make an Investment in an Unrelated Business where such Investment together with the aggregate of all other Investments in Unrelated Businesses on the date thereof exceeds twenty per cent (20%) of the Available Equity of the Corporation at the end of the fiscal quarter immediately preceding the date of the Investment.

Dividend Policy

5.	Unless otherwise approved by ordinary resolution of the holders of the Common Shares, the holders of the Common Shares shall be entitled to receive and the Corporation shall pay thereon as and when declared by the board of directors out of the moneys of the Corporation properly applicable to the payment of dividends, non-cumulative dividends in respect of each Year so that the aggregate of the dividends paid or payable in respect of such Year by the Corporation:

(a)	is equal to at least ten per cent (10%) of its After-Tax Profits after providing for dividends on its preference shares, for the Year; and

(b)	is, on average, equal to at least twenty per cent (20%) of its After-Tax Profits after providing for dividends on its preference shares for the Year and the two (2) immediately preceding Years.

Distribution Policy

6.	Unless otherwise approved by ordinary resolution of the holders of the Common Shares, the Corporation shall be required to make distributions in accordance with the following provisions:

(a)	A minimum of seven per cent (7%) of Pre-Tax Profits of the Corporation for any Year shall be allocated to research and development, during the Year or the Year immediately following such Year;

(b)	A maximum of two per cent (2%) of Pre-Tax Profits of the Corporation for any Year shall be allocated by the Corporation or its Affiliates to the promotion of Social Objectives, during the Year or the Year immediately following such Year;

(c)	Ten per cent (10%) of Employee Pre-Tax Profits Before Profit Sharing of the Corporation for any Year shall be allocated, distributed or deducted during the Year immediately following such Year as follows: (i) firstly, to the Employee Equity Participation and Profit Sharing Plan or to Participating Employees and Non Participating Employees directly in accordance with their respective entitlements pursuant to such plan or arrangement; and (ii) secondly, in respect of the Corporation’s obligations under the Employee Pension Plan. Notwithstanding the foregoing, the Corporation may allocate, distribute or deduct a greater amount than the amount referred above (such greater amount is defined as the “Excess Amount”) to the extent that the amount available under subparagraph (ii), after taking into account the allocation and distribution under subparagraph (i) above, is not sufficient to satisfy the Corporation’s obligations in respect of the Employee Pension Plan pursuant to the terms of the Employee Pension Plan or under applicable law;

(d)	The aggregate incentive bonuses paid or payable to Corporate Management in respect of each Year of the Corporation shall not exceed six per cent (6%) of the Pre-Tax Profits Before Profit Sharing of the Corporation for such Year and base salaries shall be comparable to those in industry generally; provided, however, that Executive Management shall have the right to allocate the amount to be paid to individuals within Corporate Management as well as to determine the timing and manner (whether by shares or cash or otherwise) of payment.

Court File No. CV-10-8738-00CL

SUPERIOR COURT OF JUSTICE

(Commercial List)

ONTARIO

THE HONOURABLE )

JUSTICE PEPALL )

MONDAY, THE 31st

DAY OF MAY, 2010

IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE

BUSINESS CORPORATIONS ACT, R.S.O. 1990, c. B.16, AS AMENDED, AND

RULES 14.05(2), 14.05(3), AND 38 OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF

MAGNA INTERNATIONAL INC.

INTERIM ORDER

THIS MOTION made by the Applicant, Magna International Inc. (“Magna”), for an interim order for advice and directions pursuant to section 182 of the Business Corporations Act, R.S.O. 1990, c. B.16, as amended, (the “OBCA”) was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Motion, the Notice of Application issued on May 27, 2010 and the affidavit of Jeffrey O. Palmer, sworn May 28, 2010 (the “Palmer Affidavit”), including the Plan of Arrangement, which is attached as Appendix B to the draft management information circular/proxy statement of Magna (the “Circular”), which is attached as Exhibit “A” to the Palmer Affidavit, and on hearing the submissions of counsel for Magna and counsel for the Stronach Trust and 446 Holdings Inc.,

APPENDIX C

INTERIM ORDER

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Definitions

1. THIS COURT ORDERS that all capitalized terms used in this Interim Order shall have the meanings ascribed thereto in the Circular or otherwise as specifically defined herein.

The Meeting

2. THIS COURT ORDERS that Magna is permitted to call, hold and conduct the Meeting in order for the Shareholders to consider and, if determined advisable, pass, with or without variation, the Arrangement Resolution, a copy of which is attached as Appendix A to the Circular, to authorize, adopt and approve the Plan of Arrangement.

3. THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the OBCA, the Notice of Meeting, and the articles and by-laws of Magna, subject to the terms of this Interim Order and any further order of this Honourable Court.

4. THIS COURT ORDERS that the record date (the “Record Date”) for determination of the Shareholders entitled to notice of, and to vote at, the Meeting shall be May 25, 2010.

5. THIS COURT ORDERS that the only persons entitled to attend or speak at the Meeting shall be:

(a) the Shareholders or their respective proxyholders;

(b) the officers, directors, auditors and advisors of Magna;

(c) representatives and advisors of the Stronach Trust and 446 Holdings Inc.; and

(d) other persons who may receive the permission of the Chair of the Meeting.

6. THIS COURT ORDERS that Magna may transact such other business at the Meeting as may be properly brought before the Meeting.

Chair and Quorum

7. THIS COURT ORDERS that the Chair of the Meeting shall be determined by Magna and that the quorum at the Meeting shall be, as provided in Magna’s by-laws, not less

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than two persons present in person at the opening of the Meeting who are entitled to vote at the Meeting either as Shareholders or proxyholders.

Amendments to the Plan of Arrangement

8. THIS COURT ORDERS that Magna is authorized to make, subject to the terms of the Transaction Agreement and paragraph 13 below, such amendments, revisions, modifications and/or supplements to the Plan of Arrangement as it may determine without any additional notice to the Shareholders, or others entitled to receive notice under paragraph 10 hereof and the Plan of Arrangement, as so amended, modified or supplemented shall be the Plan of Arrangement to be submitted to the Shareholders at the Meeting and shall be the subject of the Arrangement Resolution.

Adjournments and Postponements

9. THIS COURT ORDERS that Magna, if it deems advisable and subject to the terms of the Transaction Agreement, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of the Shareholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as Magna may determine is appropriate in the circumstances. This provision shall not limit the authority of the Chair of the Meeting in respect of adjournments and postponements.

Notice of Meeting

10. THIS COURT ORDERS that in order to provide notice of the Meeting, Magna shall send the Circular (including the Notice of Application and this Interim Order), the Notice of Meeting and, where appropriate, a form of proxy (for registered Shareholders) or a voting instruction form (for non-registered Shareholders and participants in Magna’s DPSPs), along with such additional documents as Magna may determine are necessary or desirable and are not inconsistent with the terms of this Interim Order (collectively, the “Meeting Materials”), to the following:

(a) registered Shareholders at the close of business on the Record Date, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting, by one or more of the following methods:

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i) by pre-paid ordinary or first class mail at the addresses of the Shareholders as they appear on the books and records of Magna, or its registrar and transfer agent, at the close of business on the Record Date and if no address is shown therein, then the last address of the person known to the Corporate Secretary of Magna;

ii) by delivery, in person or by recognized courier service or inter-office mail, to the address specified in (i) above; or

iii) by facsimile or electronic transmission to any Shareholder, who is identified to the satisfaction of Magna, who requests such transmission in writing and, if required by Magna, who is prepared to pay the charges for such transmission;

(b) non-registered Shareholders by providing sufficient copies of the Meeting Materials to intermediaries and registered nominees in a timely manner, in accordance with National Instrument 54-101 of the Canadian Securities Administrators;

(c) participants in Magna’s DPSPs, by mailing same by pre-paid ordinary or first class mail (or, alternatively, by delivery in person or recognized courier service, or by inter-office mail or electronic transmission where the participants are current employees of Magna or its related entities), not later than twenty-one (21) days prior to the date of the Meeting (excluding the date of sending and the date of the Meeting), with the exception that these participants will not receive the Circular, but will receive instead a voting instruction form together with a letter which will provide a summary of the Arrangement and include information as to how a copy of the Circular may be accessed (e.g., from a website and by requesting printed copies by mail, telephone, or e-mail). Distribution to such persons shall be to their addresses as they appear on the books and records of Magna as of the Record Date;

5

(d) the respective directors, auditors and Transfer Agent, by delivery in person, by recognized courier service, by pre-paid ordinary or first class mail or, with the consent of the person, by facsimile or electronic transmission, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting;

and that compliance with this paragraph shall constitute sufficient notice of the Meeting.

11. THIS COURT ORDERS that accidental failure or omission by Magna to give notice of the Meeting or to distribute the Meeting Materials to any person entitled by this Interim Order to receive notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of Magna, or the non-receipt of such notice shall, subject to further order of this Honourable Court, not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of Magna, it shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

12. THIS COURT ORDERS that Magna is hereby authorized to make such amendments, revisions, modifications and/or supplements to the Meeting Materials as Magna may determine in accordance with the Transaction Agreement (“Additional Information”), and that notice of Additional Information, unless made prior to the initial distribution to Shareholders of the Meeting Materials, may, subject to paragraph 13 below, be communicated by press release, newspaper advertisement or one of the methods by which the Meeting Materials will be distributed, or by the method most reasonably practicable in the circumstances as Magna may determine.

13. THIS COURT ORDERS that if any amendments, revisions, modifications and/or supplements to the Plan of Arrangement as referred to in paragraph 8 above are made after the initial distribution of Meeting Materials, and would, if disclosed, be reasonably expected to affect a Shareholder’s decision to vote for or against the Arrangement Resolution, then notice of such amendment, revision, modification or supplement shall be, subject to further order of this Honourable Court, distributed by press release,

6

newspaper advertisement, by one of the methods by which the Meeting Materials are distributed or by the method most reasonably practicable in the circumstances as Magna may determine.

14. THIS COURT ORDERS that distribution of the Meeting Materials pursuant to paragraph 10 of this Interim Order shall constitute notice and good and sufficient service upon the persons described in paragraph 10 of this Interim Order of the Meeting and the within Application. Further, no other form of service of the Meeting Materials or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to such persons, except to the extent required by paragraph 13 above.

Solicitation and Revocation of Proxies

15. THIS COURT ORDERS that Magna is authorized to use the proxies substantially in the form of the drafts attached as Exhibit B to the Palmer Affidavit, with such amendments and additional information as Magna may determine are necessary or desirable, subject to the terms of the Transaction Agreement. Magna is authorized, at its expense, to solicit proxies, directly or through its officers, directors or employees, and through such agents or representatives as they may retain for that purpose, and by mail or such other forms of oral, written, personal or electronic communication as it may determine. Magna may waive generally, in its discretion, the time limits set out in the Circular for the deposit or revocation of proxies by Shareholders, if Magna deems it advisable to do so.

16. THIS COURT ORDERS that Shareholders shall be entitled to revoke their proxies in accordance with subsection 110(4) of the OBCA provided that any revocations be delivered by the methods and deadlines set out in the Circular.

Voting

17. THIS COURT ORDERS that subject to the rights provided to the DPSP participants set out in paragraph 18 below, the only persons entitled to vote in person or by proxy on the Arrangement Resolution, or such other business as may be properly brought before the Meeting, shall be those Shareholders who hold Class A Subordinate Voting Shares or Class B Shares of Magna as of the close of business on the Record Date. Illegible votes,

7

spoiled votes, defective votes and abstentions shall be deemed to be votes not cast. Proxies that are properly signed but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

18. THIS COURT ORDERS that in respect of the vote on the Arrangement Resolution:

(a) votes shall be taken at the Meeting in accordance with the articles and by-laws of Magna on the basis of one vote per Class A Subordinate Voting Share and 300 votes per Class B Share;

and pursuant to this Interim Order:

(b) the trustees of the DPSPs shall vote the Class A Subordinate Voting Shares held by their respective DPSPs in accordance with the voting instructions received from, and on a pro rata basis proportionate to the beneficial interests of, the participants in the respective DPSPs. The trustees of the DPSPs shall not vote Class A Subordinate Voting Shares held in their respective DPSPs to the extent of the beneficial interests held by participants from whom they do not receive voting instructions.

19. THIS COURT ORDERS that in order for the Plan of Arrangement to be implemented, subject to further Order of this Honourable Court, the Arrangement Resolution must be passed at the Meeting by an affirmative vote of:

(a) at least a simple majority of the votes cast by the Minority Class A Subordinate Voting Shareholders;

(b) at least two-thirds of the votes cast by the holders of Class A Subordinate Voting Shares and Class B Shares; and

(c) at least two-thirds of the votes cast by the holders of Class B Shares,

in each case, based on the votes cast by Shareholders present in person or represented by proxy at the Meeting. Such votes shall be sufficient to authorize Magna to do all such acts and things as may be necessary or desirable to give effect to the Plan of Arrangement

8

on a basis consistent with what is provided for in the Circular without the necessity of any further approval by the Shareholders, subject only to final approval of the Arrangement by this Honourable Court.

20. THIS COURT ORDERS that in respect of matters properly brought before the Meeting pertaining to items of business affecting Magna (other than in respect of the Arrangement Resolution), in accordance with the articles and by-laws of Magna, each Class A Subordinate Voting Share is entitled to one vote per share and each Class B Share is entitled to 300 votes per share.

21. THIS COURT ORDERS that subject to the provisions of the Transaction Agreement, amendments, revisions, modifications and/or supplements to the Plan of Arrangement may be made following the Meeting, but shall be subject to review and, if appropriate, further direction by this Honourable Court.

22. THIS COURT ORDERS that subject to the terms of the Transaction Agreement, the Transaction Agreement may be terminated in accordance with its terms at any point prior to the Effective Time, notwithstanding any approval or authorization by the Shareholders.

Hearing of Application for Approval of the Arrangement

23. THIS COURT ORDERS that upon approval by the Shareholders of the Plan of Arrangement in the manner set forth in this Interim Order, Magna may apply to this Honourable Court for final approval of the Arrangement.

24. THIS COURT ORDERS that distribution of the Notice of Application and the Interim Order in the Circular, when sent in accordance with paragraph 10 shall constitute good and sufficient service of the Notice of Application and this Interim Order and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with paragraph 25, below.

25. THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on the lawyers for Magna, with a copy to counsel for the Stronach Trust and 446 Holdings Inc., as soon as reasonably practicable and, in

9

any event, not less than five business days before the hearing of this Application at the following addresses:

OSLER, HOSKIN & HARCOURT LLP

Box 50, 1 First Canadian Place

Toronto, Ontario, Canada M5X 1B8

Laura K. Fric

Tel: (416) 862-5899

Fax: (416) 862-6666

Lawyers for Magna International Inc.

STIKEMAN ELLIOTT LLP

5300 Commerce Court West

199 Bay Street, P.O. Box 85

Toronto, Ontario M5L 1B9

Peter F.C. Howard

Tel: (416) 869-5613

Fax: (416) 947-0866

Lawyers for the Stronach Trust and 446 Holdings Inc.

26. THIS COURT ORDERS that, subject to further order of this Honourable Court, the only persons entitled to appear and be heard at the hearing of the within application shall be:

(a) Magna;

(b) the Stronach Trust and 446 Holdings Inc.; and

(c) any person who has filed a Notice of Appearance herein in accordance with the Notice of Application, this Interim Order and the Rules of Civil Procedure.

27. THIS COURT ORDERS that any materials to be filed by Magna in support of the within Application for final approval of the Arrangement may be filed up to one day prior to the hearing of the Application without further order of this Honourable Court.

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28. THIS COURT ORDERS that in the event the within Application for final approval does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons who served and filed a Notice of Appearance in accordance with paragraph 25 shall be entitled to be given notice of the adjourned date.

Precedence

29. THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the Class A Subordinate Voting Shares, Class B Shares, DPSP equivalents or other rights to acquire voting securities of Magna, or the articles or by-laws of Magna, this Interim Order shall govern.

Extra-Territorial Assistance

30. THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States or other country to act in aid of and to assist this Honourable Court in carrying out the terms of this Interim Order.

Variance

31. THIS COURT ORDERS that Magna shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Honourable Court may direct.

ENTERED AT / INSCRIPT A TORONTO

ON / BOOK NO:

LE / DANS LE REGISTRE NO.:

MAY 31 2010

Joanne Nicoara

PER/PAR Registrar. Superior Court of Justice

IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS

CORPORATIONS ACT, R.S.O. 1990, c. B.16, AS AMENDED, AND RULES 14.05(2) AND 14.5(3) OF

THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF MAGNA

INTERNATIONAL INC.

MAGNA INTERNATIONAL INC.

Applicant

Court File No: CV-10-8738-00L

Ontario

SUPERIOR COURT OF JUSTICE

Proceeding commenced at Toronto

INTERIM ORDER

OSLER, HOSKIN & HARCOURT LLP

Box 50, 1 First Canadian Place

Toronto, Ontario, Canada M5X 1B8

Laura Fric (LSUC No. 36545Q)

Jason MacLean (LSUC No. 57189S)

Tel: (416) 862-5899 / (416) 862-4896 Fax: (416) 862-6666

Lawyers for the Applicant/Moving Party

Magna International Inc.

F. 1122339

TOR_A2G:4752468.1

ONTARIO

SUPERIOR COURT OF JUSTICE COUR SUPERIEURE DE JUSTICE

Court File No. Cv-10-8738-00CL

SUPERIOR COURT OF JUSTICE (Commercial List)

IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT, R.S.O. 1990, c. B.16, AS AMENDED, AND RULES 14.05(2) AND 14.5(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF MAGNA INTERNATIONAL INC.

MAGNA INTERNATIONAL INC.

Applicant

NOTICE OF APPLICATION

TO THE RESPONDENTS:

A LEGAL PROCEEDING HAS BEEN COMMENCED by the Applicant. The claim made by the applicant appears on page 4.

THIS APPLICATION will come on for a hearing before a Judge presiding over the Commercial List on June 29, 2010, at 10:00 a.m., or as soon after that time as the application may be heard, at 330 University Avenue, Toronto, Ontario.

IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application, or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the Applicant’s lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the Applicant’s lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2 p.m. on the day before the hearing.

IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES,

APPENDIX D

NOTICE OF APPLICATION

LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Date May 27,2010 Issued by

Address of court office 330 University Avenue Toronto, Ontario M5G 1R7

Local registrar

Joanne Nicoara Registrar, Superior Court of Justice

TO: ALL HOLDERS OF CLASS A SUBORDINATE VOTING SHARES AND CLASS B SHARES IN THE CAPITAL OF MAGNA INTERNATIONAL

INC.

AND TO: PARTICIPANTS IN MAGNA’S CANADIAN DPSP, U.S. DPSP, U.K. DPSP, U.K. SIP, AUSTRIAN DPSP AND GERMAN DPSP

AND TO: DIRECTORS OF MAGNA INTERNATIONAL INC.

AND TO: COMPUTERSHARE TRUST COMPANY OF CANADA 100 University Avenue Toronto, Ontario M5J 2Y1

Registrar and Transfer Agent of Magna International Inc.

AND TO: ERNST & YOUNG LLP Chartered Accountants Ernst & Young Tower 222 Bay Street Toronto, Ontario M5K 1J7

Auditor of Magna International Inc.

AND TO: STIKEMAN ELLIOTT LLP 5300 Commerce Court West 199 Bay Street, P.O. Box 85 Toronto, Ontario M5L 1B9

Peter F.C. Howard Tel: (416) 869-5613 Fax: (416) 947-0866

Lawyers for The Stronach Trust and 446 Holdings Inc.

APPLICATION

1. THE APPLICANT, MAGNA INTERNATIONAL INC. (“MAGNA”), MAKES

APPLICATION FOR:

(a) an interim order for advice and directions under subsection 182(5) of the Business Corporations Act, R.S.O. 1990, c. B. 16, as amended (the “OBCA”), in connection with the proposed plan of arrangement (the “Arrangement”) of Magna;

(b) an order approving the Arrangement pursuant to subsections 182(3) and 182(5) of the OBCA;

(c) an order abridging the time for service of this application, if necessary; and

(d) such further and other relief as this Honourable Court may deem just.

2. THE GROUNDS FOR THE APPLICATION ARE:

(a) Magna is a corporation governed by the OBCA, with its head office located in Aurora, Ontario. Magna’s Class A Subordinate Voting Shares are listed and posted for trading on the TSX under the trading symbol “MG.A”. Magna’s Class A Subordinate Voting Shares are also listed and posted for trading on the New York Stock Exchange under the trading symbol “MGA”;

(b) the Arrangement is an “arrangement” as defined in subsection 182(1) of the OBCA;

(c) section 182 of the OBCA;

(d) all statutory procedures under the OBCA have been met or will be met by the date of the return of this Application;

(e) the Arrangement is put forward in good faith;

(f) the Arrangement is procedurally and substantively fair and reasonable;

(g) the directions set out, and shareholder approvals required pursuant to, any interim order that this Court may grant have been followed and obtained, or will be followed and obtained, by the date of the return of this Application;

(h) certain of the holders of shares of Magna and certain of the holders of Class A Subordinate Voting Shares in the capital of Magna are resident outside of Ontario,

are necessary or proper parties to this Application, and will be served at their addresses as they appear on the books and records of Magna pursuant to rules

17.02(n) and 17.02(o) of the Rules of Civil Procedure and the terms of any interim order for advice and directions granted by this Honourable Court;

(i) Rules 14.05(2), 14.05(3), and 38 of the Rules of Civil Procedure;

(j) National Instrument No. 54-101 of the Canadian Securities Administrators; and

(k) such further and other grounds as counsel may advise and this Honourable Court may permit.

3. THE FOLLOWING DOCUMENTARY EVIDENCE WILL BE USED AT THE

HEARING OF THE APPLICATION:

(a) this Notice of Application;

(b) such interim order as may be granted by this Honourable Court;

(c) an Affidavit of a Magna representative, to be sworn on behalf of Magna, with exhibits thereto, outlining the basis for an interim order for advice and directions;

(d) a further Affidavit(s), to be sworn on behalf of Magna, with exhibits thereto, including an Affidavit outlining the basis for a final order approving the

Arrangement, and reporting on compliance with any interim order and the results of any meeting conducted pursuant to such interim order; and

May 27,2010

OSLER, HOSKIN & HARCOURT LLP

Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8

Laura Fric (LSUC No. 36545Q) Jason MacLean (LSUC No. 57189S)

Tel: (416) 862-5899 / (416) 862-4896 Fax: (416) 862-6666

Lawyers for the Applicant, Magna International Inc.

IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS

CORPORATIONS ACT, R.S.O. 1990, c. B.16, AS AMENDED, AND RULES 14.05(2) AND 14.5(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF MAGNA INTERNATIONAL INC.

MAGNA INTERNATIONAL INC.

Applicant

Court File No: CV-10-8738-00CL

Ontario

SUPERIOR COURT OF JUSTICE

Proceeding commenced at Toronto

NOTICE OF APPLICATION

OSLER, HOSKIN & HARCOURT LLP

Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8

Laura Fric (LSUC No. 36545Q) Jason MacLean (LSUC No. 57189S)

Tel: (416) 862-5899 / (416) 862-4896 Fax: (4 16) 862-6666

Lawyers for the Applicant, Magna International Inc.

F.1122339